Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

Marathon Group SA,

Uniloc Luxembourg S.A.,

Uniloc Corporation Pty. Limited

and

Marathon Patent Group, Inc.

Dated as of

14 August 2015

1.	THE TRANSACTIONS.	1
1.1	The Uniloc Merger.	1
1.2	The Nevada Share Exchange.	3
1.3	USA Option.	4
1.4	Closing.	4
1.5	Conversion of Shares	4
1.6	Delivery of Ordinary Shares to Former Registered Stockholders.	5
1.7	Treatment of Stock Options; Warrants.	7
1.8	Withholding Rights.	8
1.9	Further Assurances.	8
2.	MARATHON’S REPRESENTATIONS AND WARRANTIES.	8
2.1	Organization.	9
2.2	Capitalization; Subsidiaries.	9
2.3	Authorization; Validity of Agreement; Required Action.	11
2.4	Consents and Approvals; No Violations.	11
2.5	SEC Reports; Financial Statements.	11
2.6	No Undisclosed Liabilities..	13
2.7	Absence of Certain Changes.	13
2.8	Material Contracts.	13
2.9	Employee Benefit Plans.	14
2.10	Litigation.	15
2.11	Compliance with Law.	15
2.12	Intellectual Property.	15
2.13	Taxes.	17
2.14	Employees.	18
2.15	Licenses and Permits.	18
2.16	Brokers or Finders.	19
2.17	Vote Required.	19
2.18	Board Recommendation.	19
2.19	Opinion of Financial Advisor	19
2.20	Takeover Statutes.	19
2.21	Ordinary Shares.	19
2.22	Holdco’s Operations.	20
2.23	Investigation by Holdco and Marathon.	20
3.	UNILOC’S REPRESENTATIONS AND WARRANTIES.	20
3.1	Organization.	20
3.2	Capitalization; Subsidiaries.	21
3.3	Authorization; Validity of Agreement; Required Action.	22
3.4	Consents and Approvals; No Violations.	23
3.5	Financial Statements.	23
3.6	No Undisclosed Liabilities.	23
3.7	Absence of Certain Changes.	24
3.8	Material Contracts.	24
3.9	Employee Benefit Plans..	24
3.10	Litigation.	25
3.11	Compliance with Law.	25
3.12	Intellectual Property.	26
3.13	Taxes.	27
3.14	Employees.	28
3.15	Licenses and Permits.	29
3.16	Related Party Transactions.	29
3.17	Brokers or Finders.	29

3.18	Vote Required.	29
3.19	Board Recommendation.	29
3.20	Takeover Statutes.	29
3.21	Share Ownership.	29
3.22	Investigation by Uniloc.	30
4.	COVENANTS.	30
4.1	Conduct of Business.	30
4.2	Tax Treatment.	32
4.3	Access to Information.	32
4.4	Reasonable Efforts.	33
4.5	Publicity.	33
4.6	Employee Benefits.	33
4.7	Directors’ and Officers’ Insurance and Indemnification.	34
4.8	Section 16 Matters	36
4.9	Filing of Form S-8; Listing of Additional Shares	36
4.10	Notification of Certain Matters	36
4.11	Transaction Litigation.	37
4.12	Marathon Stockholder Meeting; Proxy Statement-Prospectus.	37
4.13	Luxembourg EGMs; Terms of Merger.	39
4.14	Marathon Board Recommendation; Acquisition Proposals.	40
4.15	Uniloc Board Recommendation; Acquisition Proposals.	42
5.	CONDITIONS.	43
5.1	Conditions to Each Party’s Obligation to Effect the Transactions.	43
5.2	Conditions to the Obligations of Uniloc.	44
5.3	Conditions to the Obligations of Marathon and Holdco.	45
5.4	Frustration of Closing Conditions.	45
6.	TERMINATION.	45
6.1	Termination.	46
6.2	Effect of Termination.	47
7.	MISCELLANEOUS.	48
7.1	Non-survival of Representations and Warranties.	48
7.2	Expenses.	48
7.3	Choice of Law.	48
7.4	Enforcement.	48
7.5	Notices.	49
7.6	No Third Party Beneficiaries.	50
7.7	Assignment.	50
7.8	No Waiver.	50
7.9	Severability.	50
7.10	Amendment.	50
7.11	Entire Agreement..	50
7.12	Counterparts.	50
7.13	Construction and Interpretation	51
7.14	Definitions.	51

BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT, dated as of 14 August 2015 (this “Agreement”), by and among Marathon Group SA, a Luxembourg société anonyme to be registered with the Luxembourg Register of Commerce and Companies (“Holdco”), Uniloc Luxembourg, S.A., a Luxembourg société anonyme registered with the Luxembourg Register of Commerce and Companies (the “RCS”) under number B 159,161 (“Uniloc”), Uniloc Corporation Pty. Limited, an Australian company limited by shares ACN 058 043 744 (“Uniloc Australia”), and Marathon Patent Group, Inc., a Nevada corporation (“Marathon”).  Unless the context requires otherwise, capitalized terms used without definition have the meanings given to them in Section 7.14.

Recitals

Uniloc and Marathon desire to combine their businesses on the terms and subject to the conditions in this Agreement.  In order to induce Holdco to enter into this Agreement, Uniloc Australia is providing Holdco the option described in Section 1.3 (the “USA Option”) to purchase all of the outstanding members interests in Uniloc USA Holdings LLC, a Delaware limited liability company (“Uniloc USA”).

The boards of directors of Holdco, Uniloc, Uniloc Australia and Marathon have (a) determined that the transactions contemplated hereby (the “Transactions”) are advisable and in the best interests of their respective companies, and (b) authorized and approved this Agreement and its implementation.

Agreement

In consideration of the foregoing and mutual covenants in this Agreement, the parties, intending to be legally bound, agree as follows:

1.	The Transactions.

1.1	The Uniloc Merger.

(a)
Subject to the satisfaction or waiver of the conditions in Article 5, upon the terms of this Agreement and the applicable provisions of Luxembourg Law, at the Closing and immediately before the Lux Effective Time, Uniloc shall contribute all of its assets to Uniloc Sàrl, a Luxembourg société à responsabilité limitée and a wholly-owned Subsidiary of Uniloc (“New Uniloc”), and New Uniloc shall assume all of the liabilities and obligations of Uniloc (collectively, the “Contribution”) in exchange for ordinary shares of New Uniloc (the “New Uniloc Shares”).  The Contribution shall be regarded as a contribution in kind to the issued share capital of New Uniloc for Luxembourg Law purposes in full payment and satisfaction of the issue price of the New Uniloc Shares.  The Contribution shall become effective upon the execution of the notarial deed recording the issuance of the ordinary shares of New Uniloc in consideration for the Contribution (the “Contribution Deed”). In furtherance of the foregoing:

(i)
Uniloc shall (and shall cause New Uniloc to) execute such instruments of assignment and transfer and take such other corporate actions as are necessary to (A) contribute, transfer and convey to New Uniloc all of the right, title and interest of Uniloc in, to and under all of Uniloc’s assets (contingent or otherwise), including the right to recover for past infringement or misappropriation of patents and (B) cause New Uniloc to assume all of the Liabilities of Uniloc to the extent such Liabilities would otherwise remain obligations of Uniloc or become Liabilities of Holdco following the Lux Effective Time.

(ii)
If it is discovered after the Lux Effective Time that there was an omission of the contribution, transfer or conveyance by Uniloc (or the acceptance or assumption by New Uniloc) of any Uniloc asset or Uniloc Liability, as the case may be, that, had the parties given specific consideration to such asset or Liability prior to the Lux Effective Time, would have otherwise been so contributed, transferred, conveyed, accepted or assumed, as the case may be, pursuant to this Agreement, Holdco and New Uniloc shall use commercially reasonable efforts to promptly effect such transfer, conveyance, acceptance or assumption of such asset or Liability. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 1.1(a)(ii) shall be treated by the parties for all purposes as if it had occurred immediately prior to the Lux Effective Time, except as otherwise required by applicable Law.

(iii)
To the extent that any contribution, transfer or conveyance of any asset or acceptance or assumption of any Liability required by this Section 1.1(a) to be so contributed, transferred, conveyed, accepted or assumed shall not have been completed prior to the Lux Effective Time, Holdco and New Uniloc shall use commercially reasonable efforts to promptly effect such contribution, transfer, conveyance, acceptance or assumption as promptly following the Lux Effective Time as shall be practicable. Nothing in this Agreement shall be deemed to require the contribution, transfer or conveyance of any assets or the acceptance or assumption of any Liabilities which by their terms or operation of law cannot be so contributed, transferred, conveyed, accepted or assumed; provided, however, that each of Holdco and New Uniloc shall use commercially reasonable efforts to obtain any necessary Consents for the contribution, transfer, conveyance, acceptance or assumption (as applicable) of all assets and Liabilities required by this Section 1.1(a) to be so contributed, transferred, conveyed, accepted or assumed; provided, further, that the failure to obtain any such Consent will not relieve any party from its obligation to consummate the Transactions at the Closing. If any such contribution, transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of and after the Lux Effective Time, Holdco shall thereafter hold such asset for the use and benefit of New Uniloc (at the expense of New Uniloc) and retain such Liability for the account, and at the expense, of New Uniloc, and take such other actions as may be reasonably requested by New Uniloc in order to place New Uniloc and Holdco, insofar as reasonably possible, in the same position as would have existed had such asset or Liability been contributed, transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Section 1.1(a), including possession, use, risk of loss, potential for gain and control over such asset or Liability. As and when any such asset or Liability becomes transferable, Holdco and New Uniloc shall use commercially reasonable efforts to promptly effect such contribution, transfer, conveyance, acceptance or assumption (as applicable). Any contribution, transfer, conveyance, acceptance or assumption made pursuant to this Section 1.1(a)(iii) shall be treated by the parties for all purposes as if it had occurred immediately prior to the Lux Effective Time, except as otherwise required by applicable Law.

(iv)
Holdco shall not be obligated by this Agreement, in connection with this Section 1.1(a), to expend any money or take any action that would require the expenditure of money unless and to the extent New Uniloc advances or agrees to reimburse it for the necessary funds.

(v)
Uniloc and New Uniloc shall cause the Contribution Deed to be filed with the RCS and subsequently published in the official gazette of Luxembourg, Mémorial C. Recueil Spécial des Sociétés et Associations (the “Memorial”).

(b)
Subject to the satisfaction or waiver of the conditions in Article 5 and the Contribution, upon the terms of this Agreement and the applicable provisions of Luxembourg Law, at the Lux Effective Time, Uniloc shall be merged into and absorbed by Holdco (the “Uniloc Merger”), the separate corporate existence of Uniloc shall cease and Holdco shall continue as the surviving entity pursuant to Luxembourg Law.

(c)
Subject to the Contribution and satisfaction or waiver of the conditions in Article 5, at the Closing, each of (i) the notarial deed of an extraordinary general meeting of the shareholders of Uniloc (the “Uniloc EGM”) approving the Terms of Merger (the “Uniloc Approval) and (ii) a notarial deed of an extraordinary general meeting of the sole shareholder of Holdco (the “Holdco EGM”), approving the Terms of Merger (the “Holdco Approval”), shall be executed with the effect of causing the Uniloc Merger to become effective between the parties (the later of the date and time of execution of the Uniloc Approval and the Holdco Approval shall be the “Lux Effective Time”). Subsequently, the notarial need of each of the Uniloc EGM and the Holdco EGM shall be filed with the RCS and then published in the Memorial causing the Uniloc Merger to become effective vis-à-vis to third parties.

(d)
At the Lux Effective Time, the effect of the Uniloc Merger shall be as provided in this Agreement and the applicable provisions of Luxembourg Law. Without limiting the generality of the foregoing, and subject thereto, at the Lux Effective Time all the property, rights, privileges, powers and franchises of Uniloc and Holdco shall vest ipso jure in Holdco, and all debts, liabilities and duties of Uniloc and Holdco shall ipso jure become the debts, liabilities and duties of Holdco.

(e)
The organizational documents of Holdco shall continue as the organizational documents of Holdco after the Lux Effective Time until thereafter amended per Luxembourg Law.  The board of directors of Holdco as of the Lux Effective Time shall be comprised of the nominees specified in Section 5.1(e) of the Uniloc Disclosure Letter and shall continue until their earlier death, resignation, termination of mandate or removal per Luxembourg Law. The persons specified in Section 5.2(e) of the Uniloc Disclosure Letter shall be added to the management committee of Holdco as of the Lux Effective Time, and shall continue until their earlier death, resignation, termination of mandate or removal per Luxembourg Law.

(f)
Prior to submitting the Terms of Merger, Holdco and Uniloc shall procure merger reports, per article 266 of the law of 10 August 1915 on commercial companies (the “Companies Law”), of approved Luxembourg auditors, réviseurs d'entreprises agréés (the “Merger Report”).

1.2	The Nevada Share Exchange.

(a)
Subject to the satisfaction or waiver of the conditions in Article 5, at the Nevada Effective Time, upon the terms of this Agreement and the applicable provisions of the Nevada Revised Statutes (the “NRS”) all of the outstanding shares of common stock, par value $0.0001 per share, of Marathon (the “Marathon Common Stock”), and all of the outstanding shares of Series B Preferred Stock, par value $0.0001 per share, of Marathon (the “Marathon Preferred Stock” and together with the Marathon Common Stock, the “Marathon Stock”), shall be (i) exchanged per Section 92A.190 of the NRS (the “Marathon Share Exchange”) for the right to receive ordinary shares, nominal value EUR 0.01 each, of Holdco (the “Ordinary Shares”), and (ii) contributed to and acquired by Holdco.  The Marathon Share Exchange shall be regarded as a contribution in kind to the issued share capital of Holdco for Luxembourg Law purposes in full payment and satisfaction of the issue price of such Ordinary Shares.

(b)
Subject to the satisfaction or waiver of the conditions in Article 5, Marathon and Holdco shall, on or prior to the Closing Date, execute and deliver articles of exchange (the “Articles of Exchange”) and cause the Articles of Exchange to be filed with the Secretary of State of the State of Nevada on or before the Closing Date. The Marathon Share Exchange shall become effective immediately following the Lux Effective Time (such date and time, the “Nevada Effective Time”) and such date and time specified in the Articles of Exchange.

(c)
Prior to the Nevada Effective Time, Holdco and Marathon shall procure a contribution in kind report of an approved Luxembourg auditor, réviseurs d'entreprises agréés, confirming that the value of the Marathon Stock is at least equal to the issue price of the Ordinary Shares issued in the Marathon Share Exchange (the “Marathon Contribution Report”).

1.3
USA Option.  Uniloc Australia grants to Holdco the right (but without obligation) to purchase all of the outstanding members interests in Uniloc USA (the “USA Equity”) for an aggregate of 950,134 Ordinary Shares (the “USA Option Shares”).  The USA Option shall terminate if not exercised at the earlier of the Closing or the termination of this Agreement per Section 6.1.  The USA Option may be revoked only by termination of this Agreement per Section 6.1.  If Holdco desires to exercise the USA Option, Holdco shall deliver notice of exercise to Uniloc Australia at least five Business Days before the Closing. Following delivery of such exercise notice, and subject to the satisfaction or waiver of the conditions in Article 5, at the Closing, Uniloc Australia shall deliver certificates representing the USA Equity (together with such other documentation of Uniloc USA and its Subsidiaries as Holdco shall reasonably request) against delivery of a book entry confirmation of the USA Option Shares in the name of Uniloc Australia or its nominee. Prior to the consummation of the sale and transfer of the USA Equity at the Closing, at Holdco’s request, Holdco and Uniloc Australia shall procure a contribution in kind report of an approved Luxembourg auditor, réviseurs d'entreprises agréés, confirming that the value of the USA Equity is at least equal to the issue price of the USA Option Shares (the "USA Option Report"). If exercised, the USA Option shall be regarded as a contribution in kind to the issued share capital of Holdco for Luxembourg Law purposes in full payment and satisfaction of the issue price of the USA Option Shares.

1.4
Closing.  Subject to the satisfaction or waiver of the conditions in Article 5, the closing of the Contribution, the Uniloc Merger, the USA Option (if exercised) and the Marathon Share Exchange (the “Closing”) will take place at 11:00, local time, on a date to be mutually agreed by the parties, which shall be no later than three Business Days after satisfaction or waiver of all of the conditions in Article 5 (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Elvinger, Hoss & Prussen, 2, Place Winston Churchill, L-1340, Luxembourg City, Grand Duchy of Luxembourg, unless another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is the “Closing Date”.

1.5	Conversion of Shares. At the Closing Date:

(a)
Each share of Marathon Common Stock issued and outstanding immediately prior to the Nevada Effective Time (other than shares of Marathon Common Stock to be cancelled per Section 1.5(d)) shall be automatically exchanged, without the action of any holder thereof, into the right to receive one (the “Marathon Exchange Ratio”) Ordinary Share.

(b)
Each share of Marathon Preferred Stock issued and outstanding immediately prior to the Nevada Effective Time (other than shares of Marathon Preferred Stock to be cancelled per Section 1.5(d)) shall be automatically exchanged, without the action of any holder thereof, into the right to receive one Ordinary Share.

(c)
Each ordinary share, without par value, of Uniloc (the “Uniloc Ordinary Shares”), issued and outstanding immediately prior the Lux Effective Time (other than Uniloc Ordinary Shares to be cancelled per Section 1.5(d)) shall be automatically converted, without the action of any holder thereof, into the Uniloc Exchange Ratio number of Ordinary Shares.

(d)
All shares of capital stock of Marathon or Uniloc that are owned as treasury shares immediately prior to the Closing Date and any shares of capital stock of Marathon or Uniloc owned by Marathon, Uniloc or any other direct or indirect wholly-owned Subsidiary of Marathon or Uniloc immediately prior to the Closing Date shall, at the Closing, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e)
Immediately following the Closing, all shares of capital stock of Holdco that are owned by Marathon shall be surrendered to Holdco and cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(f)
Each (i) share of capital stock of Uniloc shall be automatically cancelled and cease to exist and (ii) share of capital stock of Marathon shall by operation of law have been acquired by Holdco and exchanged for the right to receive the consideration specified in this Section 1.5, and the holders of outstanding non-certificated Converted Shares represented by entry in the register of stockholders of the applicable company (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Closing Date, represented outstanding Converted Shares (the “Certificates”) shall cease to have any rights with respect thereto other than the right to receive Ordinary Shares per this Section 1.5 and cash in lieu of fractional interests per Section 1.5(h).

(g)
If at any time between the date of this Agreement and the Closing Date any change in the number of issued or outstanding Converted Shares or Ordinary Shares shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into Converted Shares or Ordinary Shares) with a record date during such period, the consideration described in this Section 1.5 shall be equitably adjusted to reflect such change.

(h)
All of the fractions of an Ordinary Share that otherwise would be issued to Registered Stockholders by virtue of the Transactions shall be issued, in the aggregate, to the Exchange Agent. The Exchange Agent shall aggregate all fractional shares that otherwise would be issuable into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders of Converted Shares (“Registered Stockholders”) who would otherwise be entitled to fractional share interests and distribute to each such Registered Stockholder, or for the benefit of each such Registered Stockholder, such Registered Stockholder’s ratable share of the cash proceeds (net of discounts and commissions) of such sale, based upon the average gross selling price per share of the Ordinary Shares so sold after making appropriate deductions for any amount required to be withheld for Tax purposes and any brokerage fees incurred in connection with these sales of fractional shares.  The sales of fractional shares shall occur as soon after the Closing Date as practicable.  None of Holdco, Marathon, Uniloc or the Exchange Agent will guarantee any minimum sale price for the fractional Ordinary Shares.  None of Holdco, Marathon, Uniloc or the Exchange Agent will pay any interest on the proceeds from the sale of fractional shares.  The Exchange Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares.

1.6	Delivery of Ordinary Shares to Former Registered Stockholders.

(a)
Prior to the initial filing of the Registration Statement, Holdco shall appoint a United States bank or trust company or other independent financial institution in the United States (or an Affiliate thereof) (the “Exchange Agent”) that is reasonably acceptable to Uniloc to act, among other things, as exchange agent for the Transactions and to deliver the Ordinary Shares to former Registered Stockholders. Uniloc, Marathon and Holdco shall enter into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.

(b)
Promptly after the Closing Date (and in any event within five Business Days after the Closing Date), Holdco shall cause the Exchange Agent to mail to each Registered Stockholder whose shares were replaced by Ordinary Shares per Section 1.5: a letter of transmittal, in customary form, and instructions for use, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by Holdco, Marathon and Uniloc and prepared prior to the Closing. Upon receipt of (i) an “agent’s message” by the Exchange Agent in connection with the transfer of a Book Entry Share or (ii) surrender of a Certificate to the Exchange Agent together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required by such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, book entry delivery of the Ordinary Shares, cash in lieu of fractional shares and any dividends or distributions payable with respect to such Ordinary Shares (if any) per this Article 1, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be (A) cancelled in the case of shares of Uniloc capital stock and (B) delivered to Holdco, in the case of shares of Marathon capital stock. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Ordinary Shares, any cash paid in lieu of fractional shares or dividends or distributions payable with respect to Ordinary Shares. If any Ordinary Shares are to be issued to a Person other than a Registered Stockholder in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the issuance of Ordinary Shares to a Person other than the Registered Stockholder owning the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.  Unless otherwise required by Law, all Ordinary Shares issued per this Agreement shall be issued in book entry form.

(c)
At and after the close of business on the Closing Date, there shall be no transfers on the share transfer books of any Converted Shares. If, after the Closing, Certificates or Book Entry Shares are presented to Holdco, its Subsidiaries or the Exchange Agent for any reason, they shall be exchanged for Ordinary Shares per this Article 1, except as otherwise provided by Law, and shall forthwith be (i) cancelled, in the case of shares of Uniloc capital stock, and (ii) delivered to Holdco, in the case of shares of Marathon capital stock.

(d)
Any portion of the consideration specified in this Article 1 that remains unclaimed by the former Registered Stockholders one year after the Closing Date shall, to the extent permitted by applicable Law, be delivered to Holdco for no consideration. Any Registered Stockholder owning Certificates or Book Entry Shares who has not theretofore complied with this Article 1 with respect to such Certificates or Book Entry Shares shall thereafter look only to Holdco for payment of such Registered Stockholder’s claim for such consideration.

(e)
Notwithstanding the foregoing, neither the Exchange Agent nor any party shall be liable to any Person in respect of any portion of the consideration specified in this Article 1 delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book Entry Shares shall not have been surrendered or transferred prior to the date on which any such consideration would otherwise escheat to or become the property of any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative, arbitral or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) under applicable Law, any such consideration in respect of such Certificates or Book Entry Shares shall, to the extent permitted by applicable Law, become the property of Holdco, and any Registered Stockholder of such Certificates or Book Entry Shares who has not theretofore complied with this Article 1 with respect thereto shall thereafter look only to Holdco for payment of such Registered Stockholder’s claim for consideration hereunder.

(f)
If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (which affidavit shall be in a form reasonably satisfactory to Holdco and the Exchange Agent) by the Person claiming such certificate to be lost, stolen or destroyed, and if required by Holdco or the Exchange Agent, the posting by such Person of a bond in a reasonable and customary amount as Holdco or the Exchange Agent may so require, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate book entry confirmation (and cash in lieu fractional shares) of the consideration to which such Person is entitled in respect of such Certificate per this Article 1.

(g)
Whenever a dividend or other distribution is declared or made after the date hereof with respect to the Ordinary Shares with a record date after the Closing Date, such declaration shall include a dividend or other distribution in respect of all Ordinary Shares issuable per this Agreement as at that record date (other than the shares specified in Section 1.5(d)). No dividends or other distributions declared or made after the date hereof with respect to Ordinary Shares with a record date after the Closing Date and no payment in lieu of fractional shares pursuant to Section 1.5(h) will be paid to the Registered Stockholder owning any unsurrendered Certificates or Book Entry Shares with respect to Ordinary Shares represented thereby until the Registered Stockholders of such Certificates or Book Entry Shares shall surrender such Certificates or effect a book entry transfer of such Book Entry Shares. Subject to applicable Law, following surrender of any such Certificates or transfer of any such Book Entry Shares, the Exchange Agent shall deliver to the Registered Stockholders of such Certificates or such Book Entry Shares, as applicable, without interest (i) promptly after such surrender or transfer, such number of whole Ordinary Shares issued in exchange for the number of shares of Uniloc capital stock or shares of Marathon capital stock represented by such Certificates or Book Entry Shares per Section 1.5, along with payment in lieu of fractional shares pursuant to Section 1.5(h) and the amount of any such dividends or other distributions with a record date after the Closing Date and theretofore paid with respect to such whole Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date and a payment date subsequent to such surrender or transfer payable with respect to such whole Ordinary Shares.

1.7	Treatment of Stock Options; Warrants.

(a)
As of the Nevada Effective Time, each outstanding option to purchase shares of Marathon Common Stock (each, a “Marathon Option”), whether vested or unvested, shall be treated in accordance with the terms of the applicable grant or award agreement and the applicable equity incentive plan (if any) and, shall automatically and without any required action on the part of the holder thereof, be converted into an option to purchase, on the same economic terms and conditions as applied to each such Marathon Option immediately prior to the Nevada Effective Time, the number of whole Ordinary Shares (rounded down to the nearest whole share) that is equal to the number of shares of Marathon Common Stock subject to such Marathon Option immediately prior to the Nevada Effective Time, multiplied by the Marathon Exchange Ratio, at an exercise price per Ordinary Share (rounded up to the nearest whole penny) equal to the exercise price for each such share of Marathon Common Stock subject to such Marathon Option immediately prior to the Nevada Effective Time, divided by the Marathon Exchange Ratio; provided, that in the case of any Marathon Option to which Section 421 of the Internal Revenue Code of 1986 (the “Code”) applies as of the Nevada Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of Ordinary Shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(b)
As of the Nevada Effective Time, each outstanding warrant to purchase shares of Marathon Common Stock (each, a “Marathon Warrant”), whether exercisable or not and whether vested or unvested, shall be treated in accordance with the terms of the applicable warrant and any applicable warrant agreement and, shall automatically and without any required action on the part of the holder thereof, be converted into a warrant to purchase, on the same economic terms and conditions as applied to each such Marathon Warrant immediately prior to the Nevada Effective Time, the number of whole Ordinary Shares (rounded down to the nearest whole share) that is equal to the number of shares of Marathon Common Stock subject to such Marathon Warrant immediately prior to the Nevada Effective Time, multiplied by the Marathon Exchange Ratio, at an exercise price per Ordinary Share (rounded up to the nearest whole penny) equal to the exercise price for each such share of Marathon Common Stock subject to such Marathon Warrant immediately prior to the Nevada Effective Time, divided by the Marathon Exchange Ratio.

(c)
As of the Nevada Effective Time, the outstanding shares of Marathon Common Stock that are subject to repurchase by Marathon (a “Restricted Share”) shall be converted based upon the Marathon Exchange Ratio, into a number of whole Ordinary Shares (rounded down to the nearest whole share) plus a right to receive cash in lieu of fractional Ordinary Shares in the pro rata amount resulting from the sale contemplated in Section 1.5(h) (the “Restricted Share Consideration”).  Holdco shall have the right to purchase the Restricted Share Consideration for the same consideration as was applicable to the converted shares of Marathon Common Stock and upon the same conditions as in effect immediately prior to the Nevada Effective Time.

(d)
As of the Lux Effective Time, each outstanding option to purchase Uniloc Ordinary Shares (each, a “Uniloc Option”), whether vested or unvested, shall be treated in accordance with the terms of the applicable grant or award agreement and the applicable equity incentive plan (if any) and, automatically and without any required action on the part of the holder thereof, shall be converted into an option to purchase, on the same economic terms and conditions as applied to each such Uniloc Option immediately prior to the Lux Effective Time, the number of whole Ordinary Shares (rounded down to the nearest whole share) that is equal to the number of Uniloc Ordinary Shares subject to such Uniloc Option immediately prior to the Lux Effective Time, multiplied by the Uniloc Exchange Ratio, at an exercise price per Ordinary Share (rounded up to the nearest whole penny) equal to the exercise price for each such Uniloc Ordinary Share subject to such Uniloc Option immediately prior to the Lux Effective Time, divided by the Uniloc Exchange Ratio; provided, that in the case of any Uniloc Option to which Section 421 of the Code applies as of the Lux Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of Ordinary Shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(e)
As of the Lux Effective Time, each outstanding warrant to purchase Uniloc Ordinary Shares (each, a “Uniloc Warrant”), whether exercisable or not and whether vested or unvested, shall be treated in accordance with the terms of the applicable warrant and any applicable warrant agreement and, automatically and without any required action on the part of the holder thereof, be converted into a warrant to purchase, on the same economic terms and conditions as applied to each such Uniloc Warrant immediately prior to the Lux Effective Time, the number of whole Ordinary Shares (rounded down to the nearest whole share) that is equal to the number of Uniloc Ordinary Shares subject to such Uniloc Warrant immediately prior to the Lux Effective Time multiplied by the Uniloc Exchange Ratio, at an exercise price per Ordinary Share (rounded up to the nearest whole penny) equal to the exercise price for each such Uniloc Ordinary Share subject to such Uniloc Warrant immediately prior to the Lux Effective Time divided by the Uniloc Exchange Ratio.

1.8
Withholding Rights.  The Exchange Agent and Holdco shall be entitled to deduct and withhold from any consideration payable per this Article 1, or any other amounts payable pursuant to this Agreement such amounts as may be required under the Code or any other provision of applicable federal, state, local or foreign Tax Law (and to perform any actions that may be required in this context). To the extent that such amounts are so deducted or withheld and are paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

1.9
Further Assurances.  Each party shall take such further actions, and deliver such additional documents and agreements as, in each case, are required or helpful to complete the transactions contemplated in this Article 1 on the most expeditious timetable as is practicable.

2.
Marathon’s Representations and Warranties.  Except as disclosed in (a) the SEC Reports filed following 1 January 2015 and prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to the Securities and Exchange Commission (the “SEC”) on or after the date of this Agreement and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or that otherwise constitute risk factors or that are cautionary, predictive or forward looking in nature), but only to the extent such SEC Reports are publicly available on the Electronic Data Gathering Analysis and Retrieval System of the SEC (“EDGAR”) or (b) the disclosure letter, dated the date of this Agreement, delivered to Uniloc concurrently with the execution and delivery of this Agreement (the “Marathon Disclosure Letter”), Marathon and Holdco, jointly and severally, represent and warrant to Uniloc as follows:

2.1	Organization.

(a)
Holdco is in the process of becoming and Marathon is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (to the extent such concept exists under the Laws of its jurisdiction of organization), and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted. Marathon is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary (to the extent such concept exists under the Laws of such jurisdiction), except where the failure to be so qualified or to be in good standing would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon.

(b)
Section 2.1(b) of the Marathon Disclosure Letter sets forth a true, correct and complete list of Marathon’s Subsidiaries as of the date of this Agreement. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon, each Subsidiary of Marathon (i) has been duly organized and is validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent such concept exists under the Laws of its jurisdiction of organization), (ii) is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions (to the extent such concept exists under the Laws of such jurisdiction) in which the nature of the business conducted by it makes such qualification necessary and (iii) has all corporate power and authority required to carry on its business as currently conducted.

(c)
Marathon has made available to Uniloc (i) accurate and complete copies of the organizational documents, including all amendments thereto through the date hereof, of Marathon and its Subsidiaries and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Marathon, Marathon’s board of directors and all committees thereof since 1 January 2015 through the date of this Agreement. Neither Marathon nor any Subsidiary of Marathon is in violation of any of the provisions of its organizational documents, including all amendments thereto.

2.2	Capitalization; Subsidiaries.

(a)
The authorized share capital of Marathon is 250,000,000 shares consisting of 200,000,000 shares of Marathon Common Stock and 50,000,000 shares of preferred stock, par value $0.0001 per share. As of the close of business on 30 June 2015, there were issued and outstanding (i) 13,983,177 shares of Marathon Common Stock (and zero shares of Marathon Common Stock issued and held by Marathon in treasury), (ii) zero shares of Series A Preferred Stock (iii) 982,000 shares of Marathon Preferred Stock, (iv) 148,177 Marathon Options (of which options to purchase an aggregate of 1,492,453 shares of Marathon Common Stock were exercisable), (v) 2,041,308 Marathon Warrants, and (vi) $5,550,000 aggregate principal amount of convertible promissory notes (the “Convertible Debt”). From the close of business on 30 June 2015 until the date of this Agreement, no shares of Marathon Common Stock, shares of Marathon Preferred Stock, Marathon Options or Marathon Warrants have been issued or granted except for shares of Marathon Common Stock issued upon exercise, in accordance with their terms, of Marathon Options outstanding on 30 June 2015 and conversion of shares of Marathon Preferred Stock. All of the issued and outstanding shares of Marathon’s share capital are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date hereof, other than the Marathon Preferred Stock, the Marathon Options, the Marathon Warrants and the Convertible Debt, there are no existing (i) options, warrants, calls, subscription or other rights, convertible securities, agreements or commitments of any character obligating Marathon or any of its Subsidiaries to issue, transfer or sell any share capital or other equity interest (or securities convertible or exchangeable into such share capital or equity interest) in, Marathon or any of its Subsidiaries, (ii) rights that are linked to, or based upon, the value of shares of Marathon Common Stock, (iii) contractual obligations of Marathon or any of its Subsidiaries to repurchase, redeem or otherwise acquire any share capital or other equity interests of Marathon or any of its Subsidiaries (other than a wholly-owned Subsidiary) or (iv) voting trusts or similar agreements to which Marathon is a party with respect to the voting of the share capital or equity interests of Marathon. Other than the Convertible Debt, there are no bonds, debentures, notes or other indebtedness of Marathon or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Marathon may vote. All grants of Marathon Options were validly issued and properly approved by the board of directors of Marathon (or a committee thereof) in accordance with applicable Law and NASDAQ rules.

(b)
All of the outstanding share capital or equivalent equity interests of each of Marathon’s Subsidiaries are validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares) are owned of record and beneficially, directly or indirectly, by Marathon free and clear of all material Liens, pledges, security interests or other encumbrances.

(c)
No Subsidiary of Marathon has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities, or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security, or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements, except, in each case, to or with Marathon or another Subsidiary of Marathon. There are no outstanding contractual obligations of any Subsidiary of Marathon to repurchase, redeem or otherwise acquire any of its share capital or other equity interests, except, in each case, to or with Marathon or another Subsidiary of Marathon.

(d)
Neither Marathon nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity (other than a Subsidiary of Marathon), which interest or investment is material to Marathon and its Subsidiaries, taken as a whole.

(e)
Neither Marathon nor any of its Subsidiaries has agreed to, or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person (other than in or to Marathon or any of its wholly-owned Subsidiaries).

(f)
Section 2.2(f) of the Marathon Disclosure Letter contains a complete and correct list of (i) each outstanding Marathon Option, including the date of grant, exercise price, vesting schedule and number of shares of Marathon Common Stock subject thereto, (ii) each outstanding Marathon Warrant and (iii) each outstanding Restricted Share.

(g)
None of Marathon or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Marathon and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act of 1933 (the “Securities Act”))), where the result, purpose or intended effect of such commitment, joint venture, partnership, Contract or arrangement is to avoid disclosure of any material transaction involving Marathon or any of its Subsidiaries in Marathon’s or its Subsidiaries’ financial statements or any SEC Report.

2.3
Authorization; Validity of Agreement; Required Action.  Each of Holdco and Marathon has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining Marathon Stockholder Approval and the Holdco Approval, to consummate the Transactions. The execution and delivery by each of Holdco and Marathon of this Agreement, the performance of Holdco’s and Marathon’s respective obligations hereunder and the consummation by each of Holdco and Marathon of the Transactions have been duly authorized by its respective board of directors, and no other corporate action on the part of Holdco or Marathon is necessary to authorize the execution and delivery by Holdco or Marathon of this Agreement and, except for the Marathon Stockholder Approval, the consummation by it of the Transactions. This Agreement has been duly executed and delivered by each of Holdco and Marathon and, assuming due and valid authorization, execution and delivery hereof by Uniloc and Uniloc Australia, is a valid and binding obligation of each of Holdco and Marathon, enforceable against each of Holdco and Marathon in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (together with (i), the “Enforceability Exceptions”).

2.4
Consents and Approvals; No Violations.  The execution and delivery of this Agreement by each of Holdco and Marathon do not, and the performance by each of Holdco and Marathon of its respective obligations under this Agreement and the consummation by each of Holdco and Marathon of the Transactions will not, (a) violate any provision of the articles of incorporation of Holdco, the articles of incorporation, as amended, of Marathon or the bylaws, as amended, of Marathon or the organizational documents, as amended, of any of their respective Subsidiaries, (b) subject to obtaining the Marathon Stockholder Approval and the Holdco Approval, require any consent by any Person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Holdco, Marathon or any of their respective Subsidiaries is a party or by which any of them or any of their properties or assets is bound or result in the creation of any Lien in or upon any of the properties, rights or assets of Holdco, Marathon or any of their respective Subsidiaries, (c) violate any Law applicable to Holdco, Marathon, any of their respective Subsidiaries or any of their properties or assets or (d) other than in connection with or compliance with (i) the NRS, (ii) applicable competition Laws, (iii) NASDAQ rules and listing standards, (iv) the Securities Exchange Act of 1934 (the “Exchange Act”), (v) the Securities Act and (vi) the Companies Law, require Holdco or Marathon to make any filing or registration with, or provide any notification to, or require Holdco or Marathon to obtain any authorization, consent or approval of, waiver by (“Consents”) any Governmental Entity, except in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon.

2.5	SEC Reports; Financial Statements.

(a)
Marathon has filed with or furnished to the SEC, at or prior to the time due all forms, reports, schedules, statements, registration statements, prospectuses, definitive proxy statements and other documents required to be filed by it with the SEC under applicable Law for the three years preceding the date hereof (the "SEC Reports"). Marathon has made available to Uniloc true and correct copies of all SEC reports to the extent they are not publicly available through EDGAR. None of Marathon's Subsidiaries are required to make any filings with the SEC. As of their respective filing dates or, if amended, as of the date of the last such amendment, the SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such SEC reports as in effect on the date so filed. As of their respective filing dates (or, if amended, as of the date of the last such amendment), as of the Closing Date and as of the date any information from such SEC Reports has been incorporated by reference, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the SEC Reports. As of the date hereof, none of the SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.

(b)
Each of the financial statements of Marathon (including the related notes) included or incorporated by reference in the SEC Reports (including any similar documents filed after the date of this Agreement) (collectively, the "Marathon Financial Statements") comply as to form and content in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted in Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of Marathon and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the respective periods referred to therein, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of notes.

(c)
Since 1 January 2015, there has been no change in Marathon's accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Marathon Financial Statements, except as described in the SEC Reports or except as may be required by any regulatory authority.

(d)
With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the SEC Reports, the chief executive officer and chief financial officer of Marathon have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.

(e)
Marathon maintains disclosure controls and procedures (as defined in Rules 13a, 15d and 15e under the Exchange Act) designed to ensure that material information relating to Marathon, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Marathon by others within those entities and that all material information required to be disclosed by Marathon in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(f)
Marathon maintains a system of internal control over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Marathon's management has completed an assessment of the effectiveness of Marathon's system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended 31 December 2014; such assessment concluded that such controls were effective and Marathon's independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Marathon maintained effective internal control over financial reporting as of 31 December 2014.  To the Knowledge of Marathon, since 31 December 2014, none of Marathon, its Subsidiaries or Marathon's independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Marathon and its Subsidiaries, (B) any illegal act or fraud related to the operations or business of Marathon or its Subsidiaries, whether or not material, that involves Marathon's management, or (C) any claim or allegation regarding any of the foregoing.

(g)
To the Knowledge of Marathon, no employee of Marathon or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Marathon or any of its Subsidiaries.

(h)	There is no outstanding indebtedness payable by any director or officer of Marathon or any of its Subsidiaries to Marathon or any of its Subsidiaries.

(i)
Marathon has heretofore furnished or made available to Uniloc complete and correct copies of all amendments and modifications not filed by Marathon with the SEC to all agreements, documents and other instruments that previously had been filed by Marathon with the SEC and are currently in effect.

2.6
No Undisclosed Liabilities.  Neither Marathon nor any of its Subsidiaries has, since 31 December 2014, incurred any liabilities or obligations of any kind whether accrued, contingent, absolute, inchoate or otherwise, that would be required to be reflected or reserved against in a consolidated balance sheet of Marathon and its consolidated Subsidiaries prepared in accordance with GAAP, as in effect on the date hereof, or the notes thereto, except for (a) liabilities or obligations disclosed and provided for in the consolidated balance sheet of Marathon and its consolidated Subsidiaries included in (i) Marathon’s Form 10-K for the fiscal year ended 31 December 2014 or in the notes thereto or (ii) Marathon’s Form 10-Q for the fiscal quarter ended 31 March 2014 on in the notes thereto (b) liabilities and obligations incurred in the ordinary course of business since 31 December 2014, (c) liabilities and obligations incurred in connection with the Transactions or otherwise as contemplated or permitted by this Agreement, (d) intercompany liabilities and obligations, (e) liabilities and obligations that would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon and (f) other liabilities and obligations that are otherwise the subject of any other representation or warranty in this Article 2.

2.7
Absence of Certain Changes.  Except as contemplated by this Agreement, since 31 December 2014 through the date hereof, (i) Marathon has not suffered a Material Adverse Effect and (ii) Marathon and its Subsidiaries have not taken any action that would be prohibited by Section 4.1 if taken after the date hereof.

2.8	Material Contracts.

(a)
Except as listed in Section 2.8(a) of the Marathon Disclosure Letter, as of the date of this Agreement, none of Marathon nor its Subsidiaries are a party to or bound by any Material Contract.  The copies of Material Contracts provided by Marathon to Uniloc and its counsel are true, correct and complete in all material respects.

(b)
Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon, (i) each Material Contract is enforceable against Marathon or its applicable Subsidiary in accordance with its terms and, to the Knowledge of Marathon, each other party thereto, and is in full force and effect and (ii) Marathon or its Subsidiaries, on the one hand, and, to the Knowledge of Marathon, each other party to each Material Contract, on the other hand, have performed all obligations required to be performed by it under such Material Contract in all material respects and, to the Knowledge of Marathon, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute a violation or breach of any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any obligation under or provision of any Material Contract or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(c)
As of the date hereof, Marathon is not a party to or bound by any Contract that (i) contains any provisions restricting the right of Marathon or any of its Subsidiaries materially (A) to compete or transact in any business or with any Person or in any geographic area, (B) to acquire any material product or other asset or service from any other Person, or (C) to develop, sell, supply, distribute, support or service any material product or technology or other asset to or for any other Person, (ii) grants exclusive rights to license, market or sell to or that contains any “most favored nation” or similar provisions in favor of the other party, or (iii), following the Closing, would result in any party to such Contract or any other party obtaining a license, right to use or any other claim or right in respect of any Intellectual Property of Uniloc or any of its Subsidiaries.

2.9
Employee Benefit Plans.  Section 2.9 of the Marathon Disclosure Letter sets forth a complete list of all Marathon Benefit Plans. With respect to each Marathon Benefit Plan, if applicable, Marathon has made available to Uniloc true and complete copies of the plan document (and, if applicable, related trust or funding agreements or insurance policies), (ii) the most recent summary plan description or prospectus and any summary of material modifications, (iii) if the Marathon Benefit Plan is intended to qualify under Code Section 401(a), the most recent determination letter received from the Internal Revenue Service (the “IRS”), and (iv) all material correspondence relating to any Marathon Benefit Plan with any Governmental Entity during the past year. There have been no prohibited transactions or breaches of any of the duties imposed on fiduciaries with respect to the Marathon Benefit Plans that could reasonably be expected to have a Material Adverse Effect on Marathon or result in any excise tax under ERISA or the Code being imposed on Marathon or its Subsidiaries.  Each Marathon Benefit Plan intended to be qualified under Code Section 401(a) is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from Tax under Code Section 501(a), or each such Marathon Benefit Plan has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to Marathon’s Knowledge, nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination.  Neither Marathon nor any of its Subsidiaries has, and at no time in the past has had, an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Code Section 412, a “multiemployer plan” as defined in Section 3(37) of ERISA or Code Section 414(f) or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Code Section 413(c).  No Marathon Benefit Plan is, or at any time was, funded through a welfare benefit fund (within the meaning of Code Section 419(e)), and no benefits under any Marathon Benefit Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of Code Section 501(c)(9)) or a supplemental unemployment benefit plan (within the meaning of Code Section 501(c)(17)).  All contributions, transfers and payments in respect of any Marathon Benefit Plan have been or are fully deductible under the Code.  No amount payable to any current or former service provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the Transactions (either alone or together with any other event) under any Marathon Benefit Plan or other compensation arrangement would be nondeductible under Code Section 280G.

2.10
Litigation.  Section 2.10 of the Marathon Disclosure Letter lists all lawsuits, claims, complaints, actions, formal investigations or proceedings before or by any Governmental Entity or any arbitration tribunal, administrative body or judicial authority (each an “Action”) that as of the date of this Agreement are pending against Holdco, Marathon or any of their respective Subsidiaries or to which Holdco, Marathon or any of their respective Subsidiaries is party, or by which their assets may be bound, or to which their officers (in their capacity as such) are a party or related to any Intellectual Property of Holdco, Marathon or their respective Subsidiaries or Marathon Benefit Plan. There is no Action pending or, to the Knowledge of Marathon, threatened against Holdco, Marathon or any of their respective Subsidiaries that would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Marathon. To the Knowledge of Marathon, there are no investigations by any Governmental Entity pending or threatened against Holdco, Marathon or any of their respective Subsidiaries that would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Marathon. Neither Holdco, Marathon nor any of their respective Subsidiaries or any of their respective assets, rights or properties is or are subject to any injunction, judgment, order, settlement or decree except for those that would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon.

2.11	Compliance with Law.

(a)
Holdco, Marathon and their respective Subsidiaries (i) are, and have at all times since 1 January 2015, been, in compliance with applicable Laws, and (ii) since 1 January 2015 have not received any written notice from any Governmental Entity alleging, nor to the Knowledge of Marathon, no Governmental Entity has otherwise threatened, that Holdco, Marathon or any of their respective Subsidiaries is in violation of any applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon.

(b)
Holdco, Marathon and their respective Subsidiaries are and at all times since 1 January 2015, have been, in compliance with United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by the Office of Financial Assets Control (“OFAC”), applicable to their export transactions, except for such non-compliance that would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon. To the Knowledge of Marathon, there are no pending or threatened claims or investigations by any Governmental Entity of potential violations against Holdco, Marathon or any of their respective Subsidiaries with respect to export activity or licenses or other approvals that would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Marathon.

(c)
Neither Holdco, Marathon nor any of their Subsidiaries nor, to the Knowledge of Marathon, any agent, director, officer, employee or other Person associated with or acting on behalf of Holdco, Marathon or their Subsidiaries has, directly or indirectly violated any provision of the Foreign Corrupt Practices Act (the “FCPA”), or any other applicable Laws relating to anti-corruption or anti-bribery, except for such violations as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Marathon.

2.12	Intellectual Property.

(a)
After the Closing, all Intellectual Property owned by Marathon or its Subsidiaries (“Marathon-Owned IP Rights”) will be fully transferable, alienable or licensable by Marathon or its Subsidiaries without restriction and without payment of any kind to any third party.

(b)
Neither the operation of Marathon’s or any of its Subsidiaries’ businesses as currently conducted nor the use, development, manufacture, marketing, license, import, sale or other disposition of any product or service by Marathon or its Subsidiaries (i) violates any Contract between Marathon or its Subsidiaries and any Person, or (ii), to Marathon's Knowledge, conflicts with, infringes or misappropriates any Intellectual Property right of any Person.  Neither Marathon nor any of its Subsidiaries have received any notice asserting that any Intellectual Property owned by or licensed to Marathon or its Subsidiaries (“Marathon IP Rights”) conflicts with or infringes the Intellectual Property or other rights of any Person.

(c)
Marathon and its Subsidiaries (or their predecessors in interest) have secured valid written assignments from all Persons who contributed to the creation or development of Marathon IP Rights with respect to all rights to such contributions that Marathon, its Subsidiaries or their predecessors in interest did not already own by operation of law.

(d)
Marathon or its Subsidiaries own all right, title and interest in and to all Marathon IP Rights that are owned by Marathon or one of its Subsidiaries free and clear of any and all Liens.  The rights, licenses and interests of Marathon and its Subsidiaries in and to all Intellectual Property licensed to Marathon or its Subsidiaries and all Marathon IP Rights that are exclusively licensed to Marathon or its Subsidiaries are free and clear of all Liens, other than licenses listed in Section 2.12(d) of the Marathon Disclosure Letter.

(e)
Section 2.12(e) of the Marathon Disclosure Letter contains a true and complete list of all Intellectual Property that is registered with a Governmental Entity (“Registered IP”) that is owned by or licensed to Marathon or its Subsidiaries.  All Registered IP held by Marathon or its Subsidiaries is in force and subsisting, and, to Marathon’s Knowledge, valid and enforceable, and Marathon or a Subsidiary of Marathon is the record owner thereof.  Marathon or one of its Subsidiaries is the exclusive owner of all trademarks used in connection with the sale, licensing, distribution or provision of products or services by Marathon or its Subsidiaries.  Marathon or one of its Subsidiaries owns exclusively, and has good title to, all copyrights that are included or incorporated into products or services sold or licensed by Marathon or its Subsidiaries.  Marathon or its Subsidiaries possess source code for all software owned by Marathon or its Subsidiaries and has valid licenses for all software used in their products that is not owned by Marathon or its Subsidiaries.

(f)
Since 1 January 2012, neither Marathon nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was owned by Marathon or its Subsidiaries, to any third party, or knowingly permitted Marathon’s or any of its Subsidiaries’ rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term or the publication of applications or registrations relating to Intellectual Property as required by applicable Law).

(g)
Neither Marathon, its Subsidiaries nor any other party acting on their behalf has disclosed or delivered any source code to any third party, or permitted the disclosure or delivery of any source code to any escrow agent or other party.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery of any source code by Marathon or its Subsidiaries, or any other party acting on their behalf, to any third party.

(h)
Except in connection with the sale or licensing of any products in the ordinary course of business or pursuant to a Material Contract, neither Marathon nor any of its Subsidiaries has agreed to indemnify any Person for any infringement of any Intellectual Property of any Person by any product that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by Marathon or its Subsidiaries.

(i)
No software included among the Marathon-Owned IP Rights or incorporated or used in any product of Marathon or its Subsidiaries has been distributed, in whole or in part, or used, or is being used, in conjunction with any Public Software in a manner which would require that such software be disclosed or distributed in source code form or made available at no charge.

(j)
Except as could not reasonably be expected to have, a Material Adverse Effect on Marathon, Marathon and its Subsidiaries, and their respective employees and agents, have complied at all times with all applicable privacy laws and regulations regarding the collection, processing, disclosure and use of all data consisting of personally identifiable information, in each case as such term is defined under applicable law, that is, or is capable of being, associated with specific individuals.

2.13	Taxes.

(a)
Each of Marathon and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns are true, correct and complete in all material respects and (ii) paid or accrued (in accordance with GAAP) all material Taxes due and payable other than such Taxes as are being contested in good faith by Marathon or its Subsidiaries.

(b)
There are no pending material federal, state, local or foreign audits or examinations of any Tax Return of Marathon or its Subsidiaries, and neither Marathon nor any Subsidiary has received written notice of any such material audit or examination. No claim for material unpaid Taxes has been asserted in writing against Marathon or any of its Subsidiaries by a Governmental Entity, other than claims that have been resolved.

(c)
Marathon and its Subsidiaries have withheld all material Taxes required to have been withheld from payments made to their respective employees, independent contractors, creditors, stockholders and other third parties and, to the extent required, such Taxes have been paid to the relevant Governmental Entity.

(d)
There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against Marathon or any of its Subsidiaries.

(e)
Neither Marathon nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, except for any such agreements that (i) will terminate as of the Closing Date or (ii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(f)
There are no Liens for Taxes upon the assets of Marathon or any of its Subsidiaries that are not provided for in the SEC Reports, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith, which contest, if determined adversely to Marathon, would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon.

(g)
No private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Marathon or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(h)
In the last two years, none of Marathon or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).

(i)
Neither Marathon nor any of its Subsidiaries (i) is or has been in the past five years a member of a group (other than a group the common parent of which is Marathon or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (ii) has any liability for Taxes of any Person (other than Marathon or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law.

(j)	Neither Marathon nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)
No written claim has been made by any taxing authority in a jurisdiction where Marathon or any of its Subsidiaries has not filed a Tax Return that Marathon or one of its Subsidiaries is or may be subject to Tax by such jurisdiction, other than any such claims that have been resolved.

(l)
Neither Marathon nor any of its Subsidiaries has taken any action that would prevent the Marathon Share Exchange from constituting a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code.

(m)
Neither Marathon nor any of its Subsidiaries has Knowledge of any facts or reason that would reasonably be expected to cause Holdco to be treated, as a result of the Transactions, as (i) a resident of the United States for U.S. federal Tax purposes or (ii) a “surrogate foreign corporation” within the meaning of Code Section 7874(a)(2)(B).

2.14	Employees.

(a)
Section 2.14(a) of the Marathon Disclosure Letter contains (i) Marathon’s and its Subsidiaries’ organization chart as of the date of this Agreement and (ii) a correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees (regular, temporary or otherwise) of Marathon and its Subsidiaries showing each such Person's name, position, visa status, status as exempt/non-exempt, and target bonuses (including commission plans) and fringe benefits for the current fiscal year.  No officer or key employee of Marathon or its Subsidiaries has given notice to Marathon or its applicable Subsidiary of termination of his or her employment with Marathon or its Subsidiaries nor, to Marathon's Knowledge, does any such officer or employee intend to terminate his or her employment with Marathon or its Subsidiaries or post-Closing.  The employment of each of the employees of Marathon and its Subsidiaries is “at will”.

(b)
Neither Marathon nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union contract and no collective bargaining agreement is being negotiated by Marathon or its Subsidiaries.  To Marathon’s Knowledge, there are no activities or proceedings of any labor union to organize employees of Marathon or any of its Subsidiaries.  There are no labor disputes, strikes or work stoppages against Marathon or any of its Subsidiaries pending or, to Marathon’s Knowledge, threatened against Marathon or its Subsidiaries, which may materially interfere with the respective business activities of Marathon or its Subsidiaries.

2.15
Licenses and Permits.  Except in each case as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon, (i) Holdco, Marathon and their respective Subsidiaries have, and at all times since 1 January 2015 have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Entity (collectively, the “Permits”), and have made all necessary filings required under applicable Law, necessary to conduct the business of Holdco, Marathon and their respective Subsidiaries, (ii) since 1 January 2015, none of Holdco, Marathon nor any of their respective Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit and (iii) each such Permit has been validly issued or obtained and is in full force and effect.

2.16
Brokers or Finders.  No investment banker, broker, finder, financial advisor or intermediary (other than Roth Capital Partners LLC, the fees and expenses of which will be paid by Marathon) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Holdco, Marathon or any of their respective Subsidiaries. A true and correct copy of Marathon’s engagement letter with Roth Capital Partners LLC relating to the Transactions has been made available to Uniloc prior to the date of this Agreement.

2.17	Vote Required.

(a)
The affirmative vote of (i) a majority of the issued and outstanding shares of Marathon Common Stock approving this Agreement and the issued and outstanding shares of Marathon Preferred Stock, voting together as a single class and (ii) a majority of the issued and outstanding shares of Marathon Preferred Stock, voting as a separate class, approving this Agreement (together, the “Marathon Stockholder Approval”) are the only votes of the holders of any of securities issued by Marathon necessary in connection with the consummation of the Marathon Share Exchange and the other Transactions.

(b)
The affirmative vote of Marathon, as the sole shareholder of Holdco, approving (i) the Terms of Merger, (ii) the issuance of the Ordinary Shares in connection with the Marathon Share Exchange, (iii) the amendment of the articles of incorporation similar to Section 2.17(b) of the Marathon Disclosure Letter (the “Restated Articles”), (iv) electing members of the board of directors of Holdco as contemplated by Section 5.1(e) and (v) the acquisition of treasury shares as contemplated by Section 1.5(d) are the only votes of the holders of any of securities issued by Holdco necessary in connection with the consummation of the Transactions.

2.18
Board Recommendation.  The board of directors of Marathon has unanimously (a) determined that this Agreement and the Transactions, including the Marathon Share Exchange, are advisable and in the best interests of Marathon and its stockholders, (b) adopted this Agreement and (c) subject to the other terms and conditions of this Agreement, resolved to recommend that the stockholders of Marathon adopt this Agreement. As of the date of this Agreement, none of such actions by the board of directors of Marathon has been amended, rescinded, or modified.

2.19
Opinion of Financial Advisor.  The board of directors of Marathon has received from Marathon’s financial advisor, Roth Capital Partners LLC, an opinion, to the effect that, as of the date of such opinion and based upon and subject to the matters and limitations therein, the Uniloc Exchange Ratio is fair, from a financial point of view, to Marathon. A signed copy of such opinion shall be delivered to Uniloc as soon as reasonably practicable following the date hereof for information purposes only.

2.20
Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement, the Marathon Share Exchange or any of the other Transactions.

2.21
Ordinary Shares.  When issued as contemplated by Article 1, the Ordinary Shares issued by Holdco per Article 1 (a) will be validly and duly issued, fully paid and nonassessable, (b) will be free of restrictions on transfer, other than restrictions on transfer imposed (i) under applicable Law and (ii) Holdco’s articles of association and (c), subject to Section 1.5(d), will constitute all of the issued and outstanding shares of Holdco.

2.22
Holdco’s Operations.  Holdco was formed solely for the purpose of engaging in the Transactions and has not owned any assets, engaged in any business activities or conducted any operations other than those incidental to its formation or otherwise in connection with the Transactions.

2.23	Investigation by Holdco and Marathon.

(a)
Holdco and Marathon have conducted their own independent review and analysis of the businesses, assets, condition, operations and prospects of Uniloc, Uniloc USA and their respective Subsidiaries. In entering into this Agreement, Holdco and Marathon have relied solely upon their own investigation and analysis, and Holdco and Marathon acknowledge that, except for the representations and warranties in Article 3, neither Uniloc, Uniloc Australia nor any of their respective officers, directors, consultants, counsel, financial advisors, employees or other agents (“Representatives”) makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Holdco, Marathon or any of their respective Representatives. Without limiting the generality of the foregoing, neither Uniloc, Uniloc Australia, their respective Subsidiaries, any of their Representatives or any other Person has made a representation or warranty to Holdco or Marathon with respect to (a) any projections, estimates, budgets or litigation outcomes for Uniloc, Uniloc USA or their respective Subsidiaries or (b) any materials, documents or information relating to Uniloc, Uniloc USA or any of their respective Subsidiaries made available to Marathon or its Representatives in any data room or otherwise, except for the representations and warranties in Article 3.

(b)
In connection with Holdco’s and Marathon’s investigation of Uniloc, Uniloc USA and their respective Subsidiaries, Marathon has received from Uniloc, Uniloc USA, their respective Subsidiaries and their Representatives projections and other forecasts, including projected financial statements, cash flow items and other data of Uniloc, Uniloc USA and their respective Subsidiaries and business plan and litigation information of Uniloc, Uniloc USA and their respective Subsidiaries. Holdco and Marathon acknowledge that there are uncertainties inherent in attempting to conduct such litigation and make such projections and other forecasts and plans. Holdco and Marathon are familiar with such uncertainties, and Holdco and Marathon are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, other forecasts and plans so furnished to them, and acknowledge that Holdco, Marathon and their respective Representatives shall have no claim against any Person with respect thereto.

3.
Uniloc’s Representations and Warranties.  Except as disclosed in the disclosure letter, dated the date of this Agreement, delivered to Marathon concurrently with the execution and delivery of this Agreement (the “Uniloc Disclosure Letter”), Uniloc and Uniloc Australia, severally and not jointly, represent and warrant to Holdco and Marathon as follows:

3.1	Organization.

(a)
Each of Uniloc and Uniloc Australia is duly organized, validly existing under the Laws of jurisdiction of incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted. Each of Uniloc and Uniloc Australia is duly qualified to do business and is in good standing in each jurisdiction (to the extent such concept exists under the Laws of such jurisdiction) in which the nature of the business conducted by it makes such qualification necessary (to the extent such concept exists under the Laws of such jurisdiction), except where the failure to be so qualified or to be in good standing would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Uniloc.

(b)
Section 3.1(b) of the Uniloc Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries of each of Uniloc and Uniloc USA, as of the date of this Agreement. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Uniloc, each Subsidiary of Uniloc or Uniloc Australia (i) has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization (to the extent such concept exists under the Laws of its jurisdiction of organization), (ii) is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions (to the extent such concept exists under the Laws of such jurisdiction) in which the nature of the business conducted by it makes such qualification necessary and (iii) has all corporate power and authority required to carry on its business as currently conducted.

(c)
Uniloc has made available to Marathon (i) accurate and complete copies of its and its Subsidiaries’ organizational documents, including all amendments thereto through the date hereof, and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of Uniloc and of Uniloc’s board of directors and all committees thereof since 1 January 2013 through the date hereof. Neither Uniloc, Uniloc Australia nor any Subsidiary of Uniloc is in violation of any of the provisions of its organizational documents, including all amendments thereto.

3.2	Capitalization; Subsidiaries.

(a)
The issued share capital of Uniloc is $55,152.68 represented by 3,192,850 Uniloc Ordinary Shares. The authorized share capital of Uniloc is $20,648.10, and an amount of up to $1,000 of the authorized share capital of Uniloc is reserved for issuance of Uniloc Ordinary Shares upon exercise of the Uniloc Warrants. As of the close of business on 30 June 2015, there were (i) issued and outstanding 3,192,850 Uniloc Ordinary Shares (of which 230,000 were held as treasury shares), (ii) 635,000 Uniloc Options or Ordinary shares authorized for issuance of which 382,500 Uniloc Options and Ordinary Shares are issued and outstanding under the Uniloc Luxembourg S.A. 2012 Performance Incentive Plan, and (iii) the Uniloc Warrant representing 1.5 percent of Uniloc’s share capital on a fully-diluted basis. From the close of business on 30 June 2015 until the date of this Agreement, no Uniloc Ordinary Shares have been issued or granted except for Uniloc Ordinary Shares issued upon exercise, in accordance with their terms, of Uniloc Options outstanding on 30 June 2015. All of the issued and outstanding shares of Uniloc’s share capital are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date hereof, other than the Uniloc Options and the Uniloc Warrant, there are no existing (i) options, warrants, calls, subscription or other rights, convertible securities, agreements or commitments of any character obligating Uniloc or any Subsidiary of Uniloc to issue, transfer or sell any share capital or other equity interest (or securities convertible or exchangeable into such share capital or equity interest) in Uniloc or any of its Subsidiaries, (ii) rights that are linked to, or based upon, the value of Uniloc Ordinary Shares, (iii) contractual obligations of Uniloc or any of its Subsidiaries to repurchase, redeem or otherwise acquire any share capital or other equity interests of Uniloc or any of its Subsidiaries (other than a wholly-owned Subsidiary) or (iv) voting trusts or similar agreements to which Uniloc is a party with respect to the voting of the share capital or equity interests of Uniloc. There are no bonds, debentures, notes or other indebtedness of Uniloc or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Uniloc may vote. All grants of Uniloc Options were validly issued and properly approved by the board of directors of Uniloc in accordance with applicable Law.

(b)
Uniloc is the record and beneficial owner of, and has good and valid title to, all of the outstanding capital of New Uniloc, free and clear of any Lien, and consummation of the Transactions will vest good and valid title to all of the outstanding capital shares of New Uniloc in Holdco, free and clear of any Lien.

(c)
All of the outstanding share capital or equivalent equity interests of each Subsidiary of Uniloc are validly issued, fully paid and nonassessable and all such shares (other than directors’ qualifying shares) are owned of record and beneficially, directly or indirectly, by Uniloc free and clear of all material Liens, pledges, security interests or other encumbrances.

(d)
No Subsidiary of Uniloc has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold, any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security, or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements, except, in each case, to or with Uniloc or any other Subsidiary of Uniloc. There are no outstanding contractual obligations of any Subsidiary of Uniloc to repurchase, redeem or otherwise acquire any of its share capital or other equity interests, except, in each case, to or with Uniloc or another Subsidiary of Uniloc.

(e)
Neither Uniloc nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity (other than a Subsidiary of Uniloc) which interest or investment is material to Uniloc and its Subsidiaries, taken as a whole.

(f)
Neither Uniloc nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person (other than in or to Uniloc or any of its wholly-owned Subsidiaries).

(g)
Section 3.2(g) of the Uniloc Disclosure Letter contains a complete and correct list of each outstanding Uniloc Option and Uniloc Warrant including the date of grant, exercise price, vesting schedule and number of shares subject thereto.

(h)
None of Uniloc or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Uniloc and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or intended effect of such commitment, joint venture, partnership, Contract or arrangement is to avoid disclosure of any material transaction involving Uniloc or any of its Subsidiaries in Uniloc’s or its Subsidiaries’ financial statements.

(i)
Uniloc Australia is the record and beneficial owner of, and has good and valid title to, all of the USA Equity, free and clear of any Lien, and the exercise of the USA Option, if exercised, and the sale of the USA Equity by Uniloc Australia per the USA Option will vest good and valid title to the USA Equity in Holdco, free and clear of any Lien.  Uniloc USA is the record and beneficial owner of, and has good and valid title to, all of the outstanding shares of Uniloc USA, Inc., a Texas corporation, free and clear of any Lien. The USA Equity constitutes all of the issued and outstanding equity of Uniloc USA and, other than the USA Equity, there are no existing (i) options, warrants, calls, subscription or other rights, convertible securities, agreements or commitments of any character obligating Uniloc USA to issue, transfer or sell any members interests or other equity interest (or securities convertible or exchangeable into such members interests or other equity interest) in Uniloc USA, (ii) rights that are linked to, or based upon, the value of Uniloc USA equity, (iii) contractual obligations of Uniloc USA to repurchase, redeem or otherwise acquire any members interests or other equity interests of Uniloc USA or (iv) voting trusts or similar agreements to which Uniloc USA is a party with respect to the voting of the members interests or other equity interests of Uniloc USA. There are no bonds, debentures, notes or other indebtedness of Uniloc USA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of Uniloc USA may vote.  Uniloc USA’s only Subsidiary is Uniloc USA, Inc., a Texas corporation.

3.3
Authorization; Validity of Agreement; Required Action.  Each of Uniloc and Uniloc Australia has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Uniloc Approval, to consummate the Transactions. The execution and delivery by each of Uniloc and Uniloc Australia of this Agreement, the performance of Uniloc’s and Uniloc Australia’s respective obligations hereunder and the consummation by Uniloc and Uniloc Australia of the Transactions have been duly authorized by its respective board of directors, and no other corporate action on the part of Uniloc or Uniloc Australia is necessary to authorize the execution and delivery by Uniloc or Uniloc Australia of this Agreement and, except for the Uniloc Approval, the consummation by it of the Transactions. This Agreement has been duly executed and delivered by each of Uniloc and Uniloc Australia and, assuming due and valid authorization, execution and delivery hereof by each of Holdco and Marathon, is a valid and binding obligation, enforceable against each of Uniloc and Uniloc Australia, in accordance with its terms, except as limited by the Enforceability Exceptions.

3.4
Consents and Approvals; No Violations.  The execution and delivery of this Agreement by each of Uniloc and Uniloc Australia does not, and the performance by each of Uniloc and Uniloc Australia of its respective obligations under this Agreement and the consummation by each of Uniloc and Uniloc Australia of the Transactions will not, (a) violate any provision of the articles of association, as amended, of either Uniloc or Uniloc Australia or the organizational documents, as amended, of any of their respective Subsidiaries, (b) subject to obtaining the Uniloc Approval, require any consent by any Person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which Uniloc, Uniloc Australia or any of their respective Subsidiaries, is a party or by which any of them or any of their properties or assets is bound, or result in the creation of any Lien in or upon any of the properties, rights or assets of Uniloc, Uniloc Australia or any of their respective Subsidiaries, (c) violate any Law applicable to Uniloc, Uniloc Australia, any of their respective Subsidiaries or any of their properties or assets or (d) other than in connection with or compliance with (i) applicable competition Laws and (ii) the Companies Law, require Uniloc or Uniloc Australia to make any filing or registration with, or provide any notification to, or obtain any Consent of any Governmental Entity, except in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Uniloc.

3.5
Financial Statements.  Section 3.5 of the Uniloc Disclosure Letter contains Uniloc’s consolidated financial statements as of and for the fiscal years ended 30 June 2015, 30 June 2014 and 30 June 2013 (collectively, the “Uniloc Financial Statements”).  The Uniloc Financial Statements (i) were prepared in accordance with GAAP (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated, (ii) present fairly in all material respects the respective consolidated financial condition and results of operations and cash flows of Uniloc and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material) and (iii) disclose all Liens on assets owned by Uniloc or its Subsidiaries.  There has been no change in Uniloc’s accounting policies since 30 June 2014 except as described in the Uniloc Financial Statements.  During and subsequent to the periods covered by the Uniloc Financial Statements, Uniloc has maintained a system of internal controls sufficient to prepare financial statements under GAAP, and Uniloc has no Knowledge of any material deficiency or significant weakness therein.

3.6
No Undisclosed Liabilities.  Neither Uniloc nor any of its Subsidiaries has, since 30 June 2014, incurred any liabilities or obligations of any kind whether accrued, contingent, absolute, inchoate or otherwise, that would be required to be reflected or reserved against in a combined balance sheet of Uniloc and its consolidated Subsidiaries prepared in accordance with GAAP, as in effect on the date hereof, or the notes thereto, except for (a) liabilities or obligations disclosed and provided for in the consolidated balance sheet of Uniloc and its consolidated Subsidiaries as of 30 June 2014 or in the notes thereto, (b) liabilities and obligations incurred in the ordinary course of business since 30 June 2014, (c) liabilities and obligations incurred in connection with the Transactions or otherwise as contemplated or permitted by this Agreement, (d) intercompany liabilities and obligations, (e) liabilities and obligations that would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Uniloc and (f) other liabilities and obligations that are otherwise the subject of any other representation or warranty in this Article 3.

3.7
Absence of Certain Changes.  Except as contemplated by this Agreement, (i) since 30 June 2014 through the date hereof Uniloc has not suffered a Material Adverse Effect and (ii) since 31 December 2014 through the date hereof Uniloc and its Subsidiaries have not taken any action that would be prohibited by Section 4.1 if taken after the date hereof.

3.8	Material Contracts.

(a)
Except as listed in Section 3.8(a) of the Uniloc Disclosure Letter, as of the date of this Agreement, none of Uniloc, Uniloc USA or their respective Subsidiaries are a party to or bound by any Material Contract.  The copies of Material Contracts provided by Uniloc to Marathon and its counsel are true, correct and complete in all material respects.

(b)
Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Uniloc, (i) each Material Contract is enforceable against Uniloc, Uniloc USA or the applicable Subsidiary in accordance with its terms and, to the Knowledge of Uniloc, each other party thereto, and is in full force and effect and (ii) Uniloc, Uniloc USA or its respective Subsidiaries, on the one hand, and, to the Knowledge of Uniloc, each other party to each Material Contract, on the other hand, have performed all obligations required to be performed by it under such Material Contract in all material respects and, to the Knowledge of Uniloc, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute a violation or breach of any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any obligation under or provision of any Material Contract or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(c)
As of the date hereof, none of Uniloc, Uniloc USA or any of their respective Subsidiaries is a party to or bound by any Contract that (i) contains any provisions restricting the right of Uniloc, Uniloc USA or any of their respective Subsidiaries materially (A) to compete or transact in any business or with any Person or in any geographic area, (B) to acquire any material product or other asset or service from any other Person, or (C) to develop, sell, supply, distribute, support or service any material product or technology or other asset to or for any other Person, (ii) grants exclusive rights to license, market, sell to, or that contains any “most favored nation” or similar provisions in favor, of the other party, or (iii), following the Closing, would result in any party to such Contract or any other party obtaining a license, right to use or any other claim or right in respect of any Intellectual Property of Marathon or any of its Subsidiaries.

3.9
Employee Benefit Plans.  Section 3.9 of the Uniloc Disclosure Letter sets forth a complete list of all Uniloc Benefit Plans.  With respect to each Uniloc Benefit Plan, if applicable, Uniloc has made available to Marathon true and complete copies of (i) the plan document (and if applicable, related trust or funding agreements or insurance policies), (ii) the most recent summary plan description or prospectus and any summary of material modifications, (iii) if the Uniloc Benefit Plan is intended to qualify under Code Section 401(a), the most recent determination letter received from the IRS and (iv) all material correspondence relating to any Uniloc Benefit Plan with any Governmental Entity during the past year. There have been no prohibited transactions or breaches of any of the duties imposed on fiduciaries with respect to the Uniloc Benefit Plans that could reasonably be expected to have, a Material Adverse Effect on Uniloc or result in any excise tax under ERISA or the Code being imposed on Uniloc or its Subsidiaries.  Each Uniloc Benefit Plan intended to be qualified under Code Section 401(a) is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from Tax under Code Section 501(a), or each such Uniloc Benefit Plan has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to Uniloc’s Knowledge, nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination.  None of Uniloc nor any of its Subsidiaries has, and at no time in the past has had, an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Code Section 412, a "multiemployer plan" as defined in Section 3(37) of ERISA or Code Section 414(f) or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Code Section 413(c).  No Uniloc Benefit Plan is or at any time was funded through a welfare benefit fund (within the meaning of Code Section 419(e)), and no benefits under any Uniloc Benefit Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of Code Section 501(c)(9)) or a supplemental unemployment benefit plan (within the meaning of Code Section 501(c)(17)).  All contributions, transfers and payments in respect of any Uniloc Benefit Plan have been or are fully deductible under the Code.  No amount payable to any current or former service provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the Transactions (either alone or together with any other event) under any Uniloc Benefit Plan or other compensation arrangement would be nondeductible under Code Section 280G. None of Uniloc nor any of its Subsidiaries has been required to contribute to a non-US Uniloc Benefit Plan.

3.10
Litigation.  Section 3.10 of the Uniloc Disclosure Letter lists all pending Actions that as of the date of this Agreement are pending against Uniloc, Uniloc USA or their respective Subsidiaries or to which Uniloc, Uniloc USA or their respective Subsidiaries are parties or by which their assets may be bound or to which their officers (in their capacity as such) are a party or related to any Intellectual Property of Uniloc, Uniloc USA or their respective Subsidiaries or any Uniloc Benefit Plan. There is no Action pending against or, to the Knowledge of Uniloc, threatened against Uniloc, Uniloc USA or their respective Subsidiaries that would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Uniloc. To the Knowledge of Uniloc, there are no investigations by any Governmental Entity pending, or threatened against Uniloc, Uniloc USA or any of their respective Subsidiaries that would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Uniloc. Neither Uniloc, Uniloc USA, their respective Subsidiaries nor any of their respective assets, rights or properties is or are subject to any injunction, judgment, order, settlement or decree except for those that would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Uniloc.

3.11	Compliance with Law.

(a)
Uniloc and its Subsidiaries (i) are, and have at all times since 1 July 2014, been in compliance with applicable Laws and (ii) since 1 July 2014, have not received any written notice from any Governmental Entity alleging (and to the Knowledge of Uniloc, no Governmental Entity has otherwise threatened) that Uniloc or any of its Subsidiaries is in violation of any applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Uniloc.

(b)
Uniloc and its Subsidiaries are, and have at all times since 1 July 2014 been, in compliance with United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC, applicable to their export transactions, except for such non-compliance that would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Uniloc. To the Knowledge of Uniloc, there are no pending or threatened claims or investigations by any Governmental Entity of potential violations against Uniloc or any of its Subsidiaries with respect to export activity or licenses or other approvals that would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Uniloc.

(c)
Neither Uniloc nor any of its Subsidiaries or, to the Knowledge of Uniloc, any agent, director, officer, employee or other Person associated with or acting on behalf of Uniloc or its Subsidiaries has, directly or indirectly, violated any provision of the FCPA, or any other applicable Laws relating to anti-corruption or anti-bribery, except for such violations as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Uniloc.

3.12	Intellectual Property.

(a)
After the Closing, all Intellectual Property owned by Uniloc or its Subsidiaries (“Uniloc-Owned IP Rights”) will be fully transferable, alienable or licensable by Uniloc or its Subsidiaries without restriction and without payment of any kind to any third party.

(b)
Neither the operation of Uniloc’s or any of its Subsidiaries’ businesses as currently conducted nor the use, development, manufacture, marketing, license, import, sale or other disposition of any product or service by Uniloc or its Subsidiaries (i) violates any Contract between Uniloc or its Subsidiaries and any Person, or (ii), to the Knowledge of Uniloc, conflicts with, infringes or misappropriates any Intellectual Property right of any Person.  Neither Uniloc nor any of its Subsidiaries have received any notice asserting that any Intellectual Property owned by or licensed to Uniloc or its Subsidiaries (“Uniloc IP Rights”) conflicts with or infringes the Intellectual Property or other rights of any Person.

(c)
Uniloc and its Subsidiaries (or their predecessors in interest) have secured valid written assignments from all Persons who contributed to the creation or development of Uniloc IP Rights with respect to all rights to such contributions that Uniloc, its Subsidiaries or their predecessors in interest did not already own by operation of law.

(d)
Uniloc or its Subsidiaries own all right, title and interest in and to all Uniloc IP Rights that are owned by Uniloc or one of its Subsidiaries free and clear of any and all Liens.  The rights, licenses and interests of Uniloc and its Subsidiaries in and to all Intellectual Property licensed to Uniloc or its Subsidiaries and all Uniloc IP Rights that are exclusively licensed to Uniloc or its Subsidiaries are free and clear of all Liens, other than licenses listed in Section 3.12(d) of the Uniloc Disclosure Letter.

(e)
Section 3.12(e) of the Uniloc Disclosure Letter contains a true and complete list of all Intellectual Property that is registered with a Governmental Entity (“Registered IP”) that is owned by Uniloc or its Subsidiaries.  All Registered IP held by Uniloc or its Subsidiaries is in force and subsisting, and, to the Knowledge of Uniloc, valid and enforceable, and Uniloc or its Subsidiaries are the record owner thereof.  Uniloc or one of its Subsidiaries is the exclusive owner of all trademarks used in connection with the sale, licensing, distribution or provision of products or services by Uniloc or its Subsidiaries.  Uniloc or its Subsidiaries own exclusively, and has good title to, all copyrights that are included or incorporated into products or services sold or licensed by Uniloc or one of its Subsidiaries.  Uniloc or its Subsidiaries possess source code for all software owned by Uniloc or one of its Subsidiaries and has valid licenses for all software used in their products that is not owned by Uniloc or its Subsidiaries.

(f)
Since 1 January 2012, neither Uniloc nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was owned by Uniloc or its Subsidiaries, to any third party, or knowingly permitted Uniloc’s or any of its Subsidiaries’ rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term or the publication of applications or registrations relating to Intellectual Property as required by applicable Law).

(g)
Neither Uniloc, its Subsidiaries nor any other party acting on their behalf has disclosed or delivered any source code to any third party, or permitted the disclosure or delivery of any source code to any escrow agent or other party.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, result in the disclosure or delivery of any source code by Uniloc or its Subsidiaries, or any other party acting on their behalf, to any third party.

(h)
Except in connection with the sale or licensing of any products in the ordinary course of business or pursuant to a Material Contract, neither Uniloc nor any of its Subsidiaries has agreed to indemnify any Person for any infringement of any Intellectual Property of any Person by any product that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by Uniloc or its Subsidiaries.

(i)
No software included among the Uniloc-Owned IP Rights or incorporated or used in any product of Uniloc or its Subsidiaries has been distributed, in whole or in part, or used, or is being used, in conjunction with any Public Software in a manner which would require that such software be disclosed or distributed in source code form or made available at no charge.

(j)
Except as could not reasonably be expected to have a Material Adverse Effect on Uniloc, Uniloc and its Subsidiaries, and their respective employees and agents, have complied at all times with all applicable privacy laws and regulations regarding the collection, processing, disclosure and use of all data consisting of personally identifiable information, in each case as such term is defined under applicable law, that is, or is capable of being, associated with specific individuals.

3.13	Taxes.

(a)
Each of Uniloc and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns are true, correct and complete in all material respects and (ii) paid or accrued (in accordance with GAAP) all material Taxes due and payable other than such Taxes as are being contested in good faith by Uniloc or its Subsidiaries.

(b)
There are no pending material federal, state, local or foreign audits or examinations of any Tax Return of Uniloc or its Subsidiaries and neither Uniloc nor its Subsidiaries has received written notice of any such material audit or examination. No claim for material unpaid Taxes has been asserted in writing against Uniloc or one of its Subsidiaries by a Governmental Entity, other than any claims that have been resolved.

(c)
Uniloc and its Subsidiaries have withheld all material Taxes required to have been withheld from payments made to their employees, independent contractors, creditors, stockholders and other third parties and, to the extent required, such Taxes have been paid to the relevant Governmental Entity.

(d)	There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against Uniloc or its Subsidiaries.

(e)
Neither Uniloc nor its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, except for any such agreements that (i) will terminate as of the Closing or (ii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(f)
There are no Liens for Taxes upon the assets of Uniloc or one of its Subsidiaries, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith, which contest, if determined adversely to Uniloc or its Subsidiaries, would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Uniloc.

(g)
No private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Uniloc or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(h)
In the last two years, none of Uniloc or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).

(i)
Neither Uniloc nor any of its Subsidiaries (i) is or has been in the past five years a member of a group (other than a group the common parent of which is Uniloc or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (ii) has any liability for Taxes of any Person (other than Uniloc or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law.

(j)	Neither Uniloc nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)
No written claim has been made by any taxing authority in a jurisdiction where Uniloc or any of its Subsidiaries has not filed a Tax Return that Uniloc or one of its Subsidiaries is or may be subject to Tax by such jurisdiction other than any such claims that have been resolved.

(l)	Neither Uniloc nor any of its Subsidiaries is or has been a “passive foreign investment company” within the meaning of Code Section 1297.

(m)
Neither Uniloc nor any of its Subsidiaries has Knowledge of any facts or reason that would reasonably be expected to cause Holdco to be treated, as a result of the Transactions, as (i) a resident of the United States for U.S. federal Tax purposes or (ii) a “surrogate foreign corporation” within the meaning of Code Section 7874(a)(2)(B).

3.14	Employees.

(a)
Section 3.14(a) of the Uniloc Disclosure Letter contains (i) Uniloc’s and its Subsidiaries’ organization chart as of the date of this Agreement and (ii) a correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees (regular, temporary or otherwise) of Uniloc and its Subsidiaries showing each such Person's name, position, visa status, status as exempt/non-exempt, and target bonuses (including commission plans) and fringe benefits for the current fiscal year.  No officer or key employee of Uniloc or its Subsidiaries has given notice to Uniloc or its applicable Subsidiary of termination of his or her employment with Uniloc or its applicable Subsidiary nor, to the Knowledge of Uniloc, does any such officer or employee intend to terminate his or her employment with Uniloc or its Subsidiaries post-Closing.  The employment of each of the employees of Uniloc and its Subsidiaries is “at will”.

(b)
Neither Uniloc nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union contract and no collective bargaining agreement is being negotiated by Uniloc or its Subsidiaries.  To the Knowledge of Uniloc, there are no activities or proceedings of any labor union or to organize employees of Uniloc or its Subsidiaries.  There are no labor disputes, strikes or work stoppages against Uniloc or any of its Subsidiaries pending or, to Knowledge of Uniloc, threatened against Uniloc or its Subsidiaries, which may materially interfere with the respective business activities of Uniloc or its Subsidiaries.

3.15
Licenses and Permits.  Except in each case as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Uniloc, (i) Uniloc and its Subsidiaries have, and at all times since 1 January 2012 have had, all Permits, and have made all necessary filings required under applicable Law, necessary to conduct its business; (ii) since 1 January 2012, none of Uniloc or any of its Subsidiaries have received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit; and (iii) each such Permit has been validly issued or obtained and is in full force and effect.

3.16
Related Party Transactions.  No officer or director of Uniloc or its Subsidiaries nor, to the knowledge of Uniloc, any five percent stockholder of Uniloc (or any immediate family member of any of such Persons, or any Person in which such Persons have or have had an interest) has or has had, directly or indirectly: (a) an interest in any Person which furnished or sold, or furnishes or sells, services, products or technology that Uniloc or its Subsidiaries licenses or proposes to license, (b) any interest in any Person that purchases from or sells or furnishes to Uniloc or its Subsidiaries any goods or services or (c) an interest in any Contract to which Uniloc or its Subsidiaries is a party.  Ownership of less than five percent of the outstanding voting stock of a Person will not be deemed to be an “interest in any entity” for purposes of this Section 3.16.

3.17
Brokers or Finders.  No investment banker, broker, finder, financial advisor or intermediary other than Lake Street Capital LLC, the fees and expenses of which will be paid by Uniloc, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Uniloc or any of its Subsidiaries. A true and correct copy of Uniloc’s engagement letter with Lake Street Capital LLC relating to the Transactions has been made available to Marathon prior to the date of this Agreement.

3.18
Vote Required.  The affirmative vote of two thirds of the votes present at the Uniloc EGM approving this Agreement, the Terms of Merger where a quorum of at least fifty percent of the issued share capital of Uniloc is represented, is the only vote of the holders of any securities issued by Uniloc or its Subsidiaries necessary in connection with the consummation of the Transactions.

3.19
Board Recommendation.  The board of directors of Uniloc has unanimously (a) determined that this Agreement, the Contribution, the Terms of Merger and the Transactions are advisable and in the best interests of Uniloc and its shareholders, (b) adopted this Agreement and (c), subject to the other terms and conditions of this Agreement, resolved to recommend that the shareholders of Uniloc adopt the Terms of Merger. As of the date of this Agreement, none of such actions by the board of directors of Uniloc has been amended, rescinded, or modified.

3.20
Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement, the Uniloc Merger or any of the other Transactions.

3.21
Share Ownership.  Neither Uniloc nor any of its controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Marathon Common Stock or any options, warrants or other rights to acquire any shares of Marathon Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in Marathon.

3.22	Investigation by Uniloc.

(a)
Each of Uniloc and Uniloc Australia has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of Marathon and its Subsidiaries. In entering into this Agreement, each of Uniloc and Uniloc Australia has relied solely upon its own investigation and analysis, and each of Uniloc and Uniloc Australia acknowledges that, except for the representations and warranties in Article 2, none of Holdco, Marathon nor any of its Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Uniloc, Uniloc Australia or any of their respective Representatives. Without limiting the generality of the foregoing, none of Holdco, Marathon or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Uniloc or Uniloc Australia with respect to (a) any projections, estimates, budgets or litigation outcomes for any of Marathon or its Subsidiaries or (b) any materials, documents or information relating to Marathon or its Subsidiaries made available to Uniloc or its Representatives in any data room or otherwise, except for the representations and warranties in Article 2.

(b)
In connection with Uniloc’s and Uniloc Australia’s investigation of Marathon, Uniloc and Uniloc Australia received from Marathon and its Representatives certain projections and other forecasts, including projected financial statements, cash flow items and other data of Marathon and its Subsidiaries and certain business plan and litigation information of Marathon and its Subsidiaries. Uniloc acknowledges that there are uncertainties inherent in attempting to conduct such litigation, make such projections and other forecasts and plans. Each of Uniloc and Uniloc Australia is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and Uniloc, Uniloc Australia and their respective Representatives shall have no claim against any Person with respect thereto.

4.	Covenants.

4.1
Conduct of Business.  Except as set forth in Section 4.1 of the Uniloc Disclosure Letter, until the earlier of the Closing Date or the termination of this Agreement, Holdco, Marathon and Uniloc will (and will cause their respective Subsidiaries) to conduct its business in the ordinary course to the end that its goodwill, value and future prospects are preserved or enhanced for the benefit of the other parties.  Actions necessary for the consummation of the Transactions shall not be deemed a violation of this Section 4.1. In furtherance of (and without limiting) the foregoing covenant, each of Holdco, Marathon, Uniloc and Uniloc Australia will (and will cause their respective Subsidiaries to):

(a)
use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, employees, suppliers, counsel, representatives, licensors, licensees, and others having business dealings with it;

(b)
collect receivables, pursue new sales, develop and market new and existing portfolios, maintain its insurance, incur and discharge its obligations in a manner no worse than the ordinary course of business consistent with past practice;

(c)
assure that each of its Contracts entered into on, or after the date of this Agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Transactions;

(d)	not cause or permit any amendments to its organizational documents;

(e)
except for the distribution of the units of membership interest Uniloc owns in D/A Holdings, L.L.C., a Delaware limited liability company, not declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or (except on the exercise of options or warrants outstanding on the date of this Agreement or options issued to new employees consistent with past practice) issue or authorize the issuance of any securities, including in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (except under repurchase agreements in connection with terminations of service);

(f)
not accelerate, amend or change the period of exercisability or vesting of options or other rights granted under any options, warrants or repurchase rights or amend or change any other terms of such options, rights or the plan under which they were issued or authorize cash payments in exchange for any option or warrant;

(g)
not enter into any Material Contract, or amend or otherwise modify or waive in any material respect any of the terms of any Material Contracts (this restriction will not apply to any customer Contracts that a party may not prohibit the other party from entering into under applicable Law);

(h)
not hire any net additional employees compared to the date of this Agreement, hire any net additional consultants or independent contractors compared to the date of this Agreement or enter into, or extend the term of, any employment or consulting agreement with any Person;

(i)
not make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances other than for business expenses;

(j)	not transfer or license to any Person any rights to any Intellectual Property, other than in the ordinary course of business consistent with past practice;

(k)
not sell, lease, license or otherwise dispose of or encumber any of its properties or assets, other than licensing of its Intellectual Property or sales of excess equipment, in each case, in the ordinary course of business consistent with past practice;

(l)
not pay, discharge or satisfy, in an amount in excess of $150,000 in any one case or $1,000,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) arising in the ordinary course of business and not in violation of this Agreement and (ii) payment, discharge or satisfaction of liabilities reflected or fully provided for in its 31 December 2014 balance sheet;

(m)
not make any capital expenditures or commitments, capital additions or capital improvements not specified in Section 4.1 of the Marathon Disclosure Letter or the Uniloc Disclosure Letter, as the case may be;

(n)	maintain the amount or scope of any insurance coverage provided by existing insurance policies;

(o)
not adopt or amend any employee or compensation benefit plan or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required by applicable Law or as necessary to maintain the qualified status of such plan under the Code;

(p)
not increase the salaries or wage rates of its employees (other than in the ordinary course of business consistent with past practice (but not any across-the-board increase)) or grant any severance or termination pay to any Person;

(q)
not make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of a material amount of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r)
knowingly enter into any transaction (other than the Transactions) that could reasonably be expected to raise a material risk of causing Holdco be treated, as a result of such transaction, as (i) a resident of the United States for U.S. federal income tax purposes or (ii) a “surrogate foreign corporation” within the meaning of Code Section 7874(a)(2)(B);

(s)	prosecute or otherwise protect Intellectual Property in a manner that is not consistent with past practice;

(t)
not enter into any Contract or transaction in which any officer or non-employee director of a party or its Subsidiaries (or any member of the immediate family of such officer or director), has an interest under circumstances that would require disclosure under Item 404 of Regulation S-K if such provision were applicable to such company;

(u)	not incur any indebtedness, guarantee any indebtedness of a third party or suffer to exist or incur any Lien; and

(v)	not commit to, take or agree to take (in writing, by estoppel or otherwise) any of the actions described in the foregoing clauses of this Section 4.1.

A party may request a waiver of any of the restrictions in Section 4.1(b) to Section 4.1(v), and the other parties shall consider such request in good faith and respond to such request in a commercially reasonable period of time.

4.2
Tax Treatment.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Nevada Effective Time, Holdco, Marathon and Uniloc shall use commercially reasonable efforts to cause the Marathon Share Exchange to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Marathon Share Exchange from qualifying, as a “reorganization” within the meaning of Code Section 368(a)(1)(B). Following the Nevada Effective Time, none of Holdco nor any of its Subsidiaries shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Marathon Share Exchange to fail to qualify as a “reorganization” within the meaning of Code Section 368(a)(1)(B). Marathon and Uniloc will use commercially reasonable efforts to make representations to Skadden, Arps, Slate Meagher & Flom LLP, substantially in the form attached as Section 4.2 of the Marathon Disclosure Letter and Section 4.2 of the Uniloc Disclosure Letter, respectively.

4.3
Access to Information.  Until the earlier of the Closing Date or the termination of this Agreement, each party will afford the parties and their counsel, accountants, financing sources and other authorized representatives, reasonable access to its properties, personnel, advisors, books and records in order that they may have the opportunity to make such investigations as they may desire of the affairs of the disclosing party.  Each party will cause its officers, employees, consultants, accountants and counsel to furnish additional financial and operating data and other information and respond to such inquiries as the other party and its Representatives may, from time to time, reasonably request.  Each party will promptly notify the other party of any event (the occurrence or non-occurrence of which) is likely to cause any of its representations and warranties to be untrue, constitutes a breach of any of its covenants in this Agreement or is likely to cause any condition in Article 5 not to satisfied on a timely basis.

4.4
Reasonable Efforts.  Each party will (and will cause its Subsidiaries and Affiliates to) use commercially reasonable efforts to do, or cause to be done, all things necessary or advisable to consummate the Transactions (including satisfying the conditions in Article 5) as soon as practicable, including (a) preparing and filing as promptly as practicable all documentation to obtain all necessary Permits and other documents and to obtain as promptly as practicable all Consents necessary or advisable to be obtained from any third party or Governmental Entity in order to consummate the Transactions, (b) taking all commercially reasonable steps  to obtain such Permits and Consents and (c) not taking any action which could be expected to have the effect of preventing or delaying the consummation of the Transactions; provided that such commercially reasonable efforts will not include payment of a fee or agreeing to amend or modify any agreement to obtain a consent in a manner that is less favorable to such party than prior to the amendment or modification.

4.5
Publicity.  The initial joint press release and investor presentation by Marathon and Uniloc with respect to the execution of this Agreement shall be acceptable to each of Uniloc and Marathon. Thereafter, neither Marathon nor Uniloc (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior review and approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided, that a party will not be required to obtain the prior approval of or consult with the other party in connection with any such press release or public announcement if such party’s board of directors has effected a Marathon Change of Recommendation or Uniloc Change of Recommendation, as the case may be, upon compliance with the limitations on such changes in this Agreement.

4.6	Employee Benefits.

(a)	As of the Closing Date, Holdco shall honor or cause to be honored, in accordance with their terms, all Marathon Benefit Plans and Uniloc Benefit Plans.

(b)
With respect to each benefit plan, program, practice, policy or arrangement maintained by Holdco or its Subsidiaries following the Closing Date and in which any then current or former employees of Marathon, Uniloc or their Subsidiaries (the “Employees”) participate (the “Holdco Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits service with Marathon and its Subsidiaries, Uniloc and its Subsidiaries (or predecessor employers to the extent Marathon provides past service credit) shall be treated as service with Holdco and its Subsidiaries. Holdco will use commercially reasonable efforts to give or cause its Subsidiaries to give the Employees credit under the applicable Holdco Plan for amounts paid prior to the Closing Date during the calendar year in which the Closing Date occurs under a corresponding Marathon Benefit Plan or Uniloc Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Holdco Plan.

(c)
Unless Holdco requests otherwise in writing, effective prior to the Closing, Marathon shall terminate its 401(k) retirement savings plan (the “Terminated Plan”). Marathon shall provide Holdco with resolutions adopted by Marathon’s board of directors terminating the Terminated Plan, the form and substance of which shall be subject to the reasonable advance approval of Holdco. As soon as practicable following the Nevada Effective Time, with respect to the Terminated Plan, Holdco shall permit or cause its Subsidiaries to permit the Employees to roll over their account balances and outstanding loan balances, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by Holdco or its Subsidiaries.

(d)
This Section 4.6 is included for the sole benefit of the parties and shall not create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof in any Marathon Benefit Plan or Uniloc Plan or (ii) to continued employment with Marathon and its Subsidiaries, Uniloc or its Subsidiaries. Notwithstanding anything in this Section 4.6 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Marathon Benefit Plan, any Uniloc Benefit Plan or any other employee benefit plans of Marathon or Uniloc, or prevent Holdco or any of its Subsidiaries from amending or terminating any employee benefit plan.

4.7	Directors’ and Officers’ Insurance and Indemnification.

(a)
From and after the Nevada Effective Time, Holdco shall cause Marathon to, indemnify and hold harmless the individuals who at any time prior to the Nevada Effective Time were directors or officers of Marathon or any of its present or former Subsidiaries (the “Marathon Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Nevada Effective Time (including the Transactions) to the fullest extent permitted by Law and Marathon’s organizational documents, and Holdco shall cause Marathon to, promptly advance expenses as incurred to the fullest extent permitted by Law and Marathon’s organizational documents. After the Nevada Effective Time, Holdco and Marathon shall (and Holdco shall cause Marathon to) fulfill and honor to the maximum extent permitted by applicable Law, all rights to exculpation or indemnification for acts or omissions occurring prior to the Nevada Effective Time existing as of the Nevada Effective Time in favor of directors and officers of Marathon, its Subsidiaries or any of their predecessors in their capacity as officers or directors (including in their capacity as plan trustees or administrators) and the heirs, executors, trustees, fiduciaries and administrators of such officer or director (each, a “Marathon D&O Indemnitee”), as provided in Marathon’s or each of its Subsidiaries’ respective organizational or governing documents or in any agreement.

(i)
Prior to the Nevada Effective Time, Marathon shall or, if Marathon is unable to, Holdco shall cause Marathon to as of the Nevada Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Marathon’s existing directors’ and officers’ insurance policies and Marathon’s existing fiduciary liability insurance policies (collectively, the “Marathon D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Nevada Effective Time with respect to any claim related to any period of time at or prior to the Nevada Effective Time from an insurance carrier with the same or better credit rating as the current Marathon D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Marathon’s existing policies. If Marathon for any reason fails to obtain such “tail” insurance policies as of the Nevada Effective Time, (A) Marathon shall continue to maintain in effect, for a period of at least six years from and after the Nevada Effective Time, the Marathon D&O Insurance in place as of the date of this Agreement with Marathon’s current insurance carrier or with an insurance carrier with the same or better credit rating as the current Marathon D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Marathon’s existing policies, or (B) Holdco will provide, or cause Marathon to provide, for a period of not less than six years after the Nevada Effective Time, the Marathon D&O Indemnitees who are insured under the Marathon D&O Insurance with comparable director and officer insurance that provides coverage for events occurring at or prior to the Nevada Effective Time from an insurance carrier with the same or better credit rating as the current Marathon D&O Insurance carrier, that is no less favorable than the existing policy of Marathon or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Holdco and Marathon shall not be required to pay an annual premium for such director and officer insurance in excess of 150% of the annual premium currently paid by Marathon for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, Holdco or Marathon shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Nevada Effective Time, for a cost not exceeding such amount.

(ii)
This Section 4.7(a) is intended to benefit the Marathon Indemnified Parties and the Marathon D&O Indemnitees, and shall be binding on all successors and assigns of Holdco and Marathon. Holdco hereby guarantees the payment and performance by Marathon of the indemnification and other obligations pursuant to this Section 4.7(a) and the organizational documents of Marathon.

(iii)
If Holdco, Marathon or any of their respective successors or assigns (A) consolidates or amalgamates with, or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (B) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Holdco or Marathon or their respective successors or assigns, as the case may be, assume the obligations in this Section 4.7(a).

(b)
From and after the Lux Effective Time, Holdco shall indemnify and hold harmless the individuals who at any time prior to the Lux Effective Time were directors or officers of Uniloc or any of its present or former Subsidiaries (the “Uniloc Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Lux Effective Time (including the Transactions) to the fullest extent permitted by Law and such company’s organizational documents, and Holdco shall promptly advance expenses as incurred to the fullest extent permitted by Law and Uniloc’s organizational documents. After the Lux Effective Time, Uniloc will fulfill and honor to the maximum extent permitted by applicable Law, all rights to exculpation or indemnification for acts or omissions occurring prior to the Lux Effective Time existing as of the Lux Effective Time in favor of directors and officers of Uniloc, its Subsidiaries or any of their predecessors in their capacity as officers or directors (including in their capacity as plan trustees or administrators) and the heirs, executors, trustees, fiduciaries and administrators of such officer or director (each, a “Uniloc D&O Indemnitee”), as provided in Uniloc’s or each of its Subsidiaries’ respective organizational or governing documents or in any agreement.

(i)
Prior to the Lux Effective Time, Uniloc will obtain and fully pay, as of the Lux Effective Time, the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Uniloc’s existing directors’ and officers’ insurance policies and Uniloc’s existing fiduciary liability insurance policies (collectively, the “Uniloc D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Lux Effective Time with respect to any claim related to any period of time at or prior to the Lux Effective Time from an insurance carrier with the same or better credit rating as the current Uniloc D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Uniloc’s existing policies. If Uniloc for any reason fails to obtain such “tail” insurance policies as of the Lux Effective Time, (A) Uniloc shall continue to maintain in effect, for a period of at least six years from and after the Lux Effective Time, the Uniloc D&O Insurance in place as of the date of this Agreement with Uniloc’s current insurance carrier or with an insurance carrier with the same or better credit rating as the current Uniloc D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Uniloc’s existing policies, or (B) Uniloc will provide, for a period of not less than six years after the Lux Effective Time, the Uniloc D&O Indemnitees who are insured under the Uniloc D&O Insurance with comparable directors and officers insurance that provides coverage for events occurring at or prior to the Lux Effective Time from an insurance carrier with the same or better credit rating as the current Uniloc D&O Insurance carrier, that is no less favorable than the existing policy of Uniloc or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Uniloc shall not be required to pay an annual premium for such director and officer insurance in excess of 150% of the annual premium currently paid by Uniloc for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, Uniloc shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Lux Effective Time, for a cost not exceeding such amount.

(ii)	This Section 4.7(b) is intended to benefit the Uniloc Indemnified Parties and the Uniloc D&O Indemnitees, and shall be binding on all successors and assigns of Uniloc.

(iii)
If Holdco or its respective successors or assigns (A) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (B) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Holdco or their respective successors or assigns, as the case may be, assume the obligations in this Section 4.7(b).

4.8
Section 16 Matters. Prior to the Nevada Effective Time, the board of directors of Marathon, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of shares of Marathon Common Stock, Marathon Options, Marathon Warrants and Restricted Stock per this Agreement by any officer or director of Marathon who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

4.9
Filing of Form S-8; Listing of Additional Shares. Holdco will file no later than the Closing Date a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Ordinary Shares issuable with respect to Marathon Options and the Uniloc Options assumed per this Agreement and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Marathon Options and Uniloc Options assumed per this Agreement remain outstanding. Holdco shall ensure that there will remain a sufficient amount of unissued Ordinary Shares to meet its share issuance obligations under the assumed Marathon Options, Marathon Warrants, Uniloc Options and Uniloc Warrants. Holdco shall use commercially reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the conversion of Marathon Options and Uniloc Options into options and Marathon Warrants and Uniloc Warrant into warrants to purchase Ordinary Shares and under the Laws of Luxembourg and Holdco’s organizational documents in order to duly authorize the grant of such rights to subscribe for shares in its share capital free of preemptive rights at or prior to the Closing Date, and each of Marathon and Uniloc shall furnish to Holdco any information concerning Marathon, Uniloc, and holders of Marathon Options, Marathon Warrants, Uniloc Options and Uniloc Warrants, as the case may be, as may be reasonably requested by Holdco in connection with any such action. Holdco shall take all action necessary to cause the Ordinary Shares to be issuable upon the exercise of Marathon Options, Marathon Warrants, Uniloc Options and Uniloc Warrants to be authorized for listing on NASDAQ upon official notice of issuance at or prior to the Closing Date.

4.10
Notification of Certain Matters. Each party shall promptly notify each other party in writing of: (a) any written communication from any Person alleging that the Consent of such Person (or another Person) is or may be required in connection with the Transactions, (b) any written communication from any Governmental Entity in connection with the Transactions (other than such communications contemplated by Section 4.11, which shall be governed by such Section) or (c) any Actions commenced or, to the Knowledge of Marathon or Uniloc, as applicable, threatened against Marathon or any of its Subsidiaries (in the case of Marathon) or Uniloc or any of its Subsidiaries (in the case of Uniloc) that are related to the Transactions (including any transaction litigation brought by a stockholder of Marathon or shareholder of Uniloc).

4.11	Transaction Litigation.

(a)
Subject to applicable Law, other than with respect to any Action where Uniloc is adverse to Marathon, Marathon will give Uniloc the reasonable opportunity, at Uniloc’s sole cost and expense, to participate, subject to a customary joint defense agreement, in (but not control) the defense or settlement of any Action against Marathon or its directors or officers relating to the Transactions, and no such settlement will be agreed to without the prior written consent of Uniloc (such consent not to be unreasonably withheld, conditioned or delayed).

(b)
Subject to applicable Law, other than with respect to any Action where Marathon is adverse to Uniloc, Uniloc will give Marathon and Holdco the reasonable opportunity, at Marathon’s sole cost and expense, to participate, subject to a customary joint defense agreement, in (but not control) the defense or settlement of any Action against Uniloc or its directors or officers relating to the Transactions. No such settlement will be agreed to without the prior written consent of Marathon (such consent not be unreasonably withheld, conditioned or delayed).

(c)
Prior to the Closing, without the prior written consent of the other parties, a party shall not settle any Action related to the Transactions unless such settlement provides a full and unconditional release for each other party and each officer and director of the other party to such litigation.

(d)	Each of Marathon and Uniloc shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 4.11.

4.12	Marathon Stockholder Meeting; Proxy Statement-Prospectus.

(a)
Marathon shall take all action reasonably necessary under applicable Law, its organizational documents and the rules and regulations of NASDAQ to call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the “Marathon Stockholder Meeting”) as soon as practicable following the date hereof (but in any event, no later than forty-five days after the declaration of effectiveness of the Registration Statement) for the purpose of obtaining Marathon Stockholder Approval. Unless this Agreement has been terminated per Section 6.1, Marathon’s obligations under this Section 4.12 will not be affected by the commencement, public proposal, public disclosure or communication to Marathon of any Acquisition Proposal or by Marathon’s board of directors effecting any Marathon Change of Recommendation.

(b)
In connection with the Marathon Stockholder Meeting, as soon as practicable after the date hereof (but, in any event, no later than twenty Business Days following the date of this Agreement) Holdco and Marathon shall prepare and file with the SEC a Registration Statement on Form S-4 (or similar successor form) in connection with the offer and sale of Ordinary Shares in the Transactions (including amendments or supplements thereto, the “Registration Statement”), in which the proxy statement-prospectus relating to the Transactions shall be included (the “Proxy Statement-Prospectus”) and furnish the information required to be provided to the stockholders of Marathon pursuant to the NRS and the Exchange Act. Holdco, Marathon and Uniloc will each provide the others with any information which may be reasonably requested by Holdco in order to effectuate the preparation and filing of the Proxy Statement-Prospectus and the Registration Statement per this Section 4.12. Holdco, Marathon and Uniloc will each use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments from the SEC, and cooperate with Holdco which will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Holdco, Marathon and Uniloc will each notify the others promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Proxy Statement-Prospectus. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement-Prospectus and/or the Registration Statement, Holdco, Marathon or Uniloc, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Marathon such amendment or supplement. Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Proxy Statement-Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. The Proxy Statement-Prospectus shall include the recommendation of Marathon’s board of directors that Marathon’s stockholders approve this Agreement (unless there has been a Marathon Change of Recommendation per Section 4.14(e)).

(c)
Marathon agrees that none of the information supplied or to be supplied, by or on behalf of Marathon or Holdco for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Marathon agrees that none of the information supplied or to be supplied by or on behalf of Marathon or Holdco for inclusion or incorporation by reference in the Proxy Statement-Prospectus, will, at the time the Proxy Statement-Prospectus or any amendment thereof or supplement thereto is first mailed to the stockholders of Marathon and at the time of Marathon Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Marathon Stockholder Meeting any fact or event relating to Marathon or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement-Prospectus should be discovered by Marathon or should occur, Marathon shall, promptly after becoming aware thereof, inform Uniloc of such fact or event. Notwithstanding the foregoing, no representation, warranty or covenant is made by Marathon or Holdco with respect to statements made or incorporated by reference therein based on information supplied by Uniloc for inclusion or incorporation by reference therein. Marathon and Holdco agree that the Proxy Statement-Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(d)
Uniloc agrees that none of the information supplied or to be supplied by or on behalf of Uniloc for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Uniloc agrees that none of the information supplied or to be supplied by or on behalf of Uniloc for inclusion or incorporation by reference in the Proxy Statement-Prospectus, will, at the time the Proxy Statement-Prospectus or any amendment thereof or supplement thereto is first mailed to the stockholders of Marathon and at the time of the Marathon Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to Marathon Stockholder Meeting any fact or event relating to Uniloc or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement-Prospectus should be discovered by Uniloc or should occur, Uniloc shall, promptly after becoming aware thereof, inform Marathon of such fact or event. Notwithstanding the foregoing, no representation, warranty or covenant is made by Uniloc with respect to statements made or incorporated by reference therein based on information supplied by Marathon or Holdco for inclusion or incorporation by reference therein. Uniloc agrees that the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(e)	Marathon shall promptly after the date of this Agreement solicit, in compliance with the NRS, the written consent of the holders of the Preferred Stock to approve this Agreement.

4.13	Luxembourg EGMs; Terms of Merger.

(a)
Uniloc and Holdco shall jointly prepare terms of merger in compliance with the Companies Law for submission to their respective shareholders (the “Terms of Merger”) and have the Terms of Merger published in the Memorial.

(b)
Uniloc shall take all action reasonably necessary under applicable Law and its organizational documents to call, give notice of, convene and hold the Uniloc EGM at the Closing for the purpose of obtaining the Uniloc Approval. Unless this Agreement has been terminated per Section 6.1, Uniloc’s obligations under this Section 4.13 will not be affected by the commencement, public proposal, public disclosure or communication to Uniloc of any Acquisition Proposal or by Uniloc’s board of directors effecting any Uniloc Change of Recommendation.

(c)
Holdco shall take all action reasonably necessary under applicable Law and its organizational documents to call, give notice of, convene and hold (i) the Holdco EGM at the Closing for purpose of obtaining the Holdco Approval and (ii) after the Terms of Merger Publication Date, an extraordinary general meeting of the shareholder of Holdco to approve (A) the issuance of the Ordinary Shares in connection with the Marathon Share Exchange and the Unit Acquisition, (B) the Restated Articles, (C) electing members of the board of directors of Holdco as contemplated by Section 5.1(e) and (D) the acquisition of treasury shares per Section 1.5(d). Subject to the satisfaction of waiver of the conditions in Article 5, Marathon, as the sole shareholder of Holdco, shall approve the foregoing proposals.

(d)
In connection with the Uniloc EGM and the Holdco EGM, as soon as practicable after the date hereof (but, in any event, no later than sixty days following the date of this Agreement) Holdco, Marathon and Uniloc shall prepare the Terms of Merger in compliance with the Companies Law, including the Merger Report and the related required reports of Uniloc’s and Holdco’s board of directors and any other document required under the Companies Law. Uniloc, Holdco and Marathon will provide each other with any information which may be reasonably requested in order to effectuate the preparation of the Terms of Merger per this Section 4.13. Holdco and Uniloc shall procure the Marathon Contribution Report, the Contribution Report, USA Option Report (if the USA Option is exercised) and the Merger Report. Uniloc, Holdco and Marathon will provide each other with any information which may be reasonably requested by the auditor engaged to prepare the Marathon Contribution Report, the Contribution Report, the USA Option Report (if the USA Option is exercised) and the Merger Report. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Terms of Merger, Uniloc, Holdco or Marathon, as the case may be, will promptly inform the other of such occurrence and cooperate in preparation and/or filing or publishing such amendment or supplement. Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Terms of Merger.  The parties shall file the Terms of Merger with the RCS and promptly cause the Terms of Merger to be subsequently published in the Memorial (the date of such publication, the “Terms of Merger Publication Date”).

(e)
Each of Holdco and Marathon agrees that none of the information supplied or to be supplied by or on behalf of Holdco or Marathon for inclusion or incorporation by reference in the Terms of Merger, will, at the time the Terms of Merger or any amendment thereof or supplement thereto is first mailed to the shareholders of Uniloc and at the time of the Uniloc EGM and the Holdco EGM contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Uniloc EGM and the Holdco EGM any fact or event relating to Holdco, Marathon or any their respective Affiliates which should be set forth in an amendment or supplement to the Terms of Merger should be discovered by Marathon or should occur, Marathon shall, promptly after becoming aware thereof, inform Uniloc of such fact or event. Notwithstanding the foregoing, no representation, warranty or covenant is made by Marathon or Holdco with respect to statements made or incorporated by reference therein based on information supplied by Uniloc for inclusion or incorporation by reference therein.

(f)
Uniloc agrees that none of the information supplied or to be supplied by or on behalf of Uniloc for inclusion or incorporation by reference in the Terms of Merger, will, at the time the Terms of Merger or any amendment thereof or supplement thereto is first mailed to the shareholders of Uniloc and at the time of the Uniloc EGM contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to Uniloc EGM any fact or event relating to Uniloc or any of its Affiliates which should be set forth in an amendment or supplement to the Terms of Merger should be discovered by Uniloc or should occur, Uniloc shall, promptly after becoming aware thereof, inform Marathon of such fact or event. Notwithstanding the foregoing, no representation, warranty or covenant is made by Uniloc with respect to statements made or incorporated by reference therein based on information supplied by Holdco or Marathon for inclusion or incorporation by reference therein.

4.14	Marathon Board Recommendation; Acquisition Proposals.

(a)
Marathon and its Subsidiaries will not, and will use their reasonable best efforts to cause their respective officers, directors, employees and other Representatives not to, directly or indirectly (i) initiate, solicit, or knowingly take any action to facilitate or encourage, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person concerning Marathon’s business or properties or afford any Person other than Uniloc or its Representatives access to its properties, books, or records, except as required by Law or pursuant to a governmental request for information, (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, or (iv) approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal. Marathon will, and will direct its Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(b)
Notwithstanding anything to the contrary contained in this Agreement, if Marathon receives an Acquisition Proposal that has not been solicited in violation of this Agreement, Marathon and its Representatives may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any nonpublic information to, any Person (but only after any such Person enters into a customary confidentiality agreement with Marathon which may not provide for an exclusive right to negotiate with Marathon and may not restrict Marathon from complying with this Section 4.14) making such Acquisition Proposal and their respective Representatives and potential sources of financing, if prior to the Marathon Stockholder Approval (i) Marathon’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person has submitted to Marathon an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal and (ii) Marathon’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to participate in such discussions or negotiations or furnish such information, would reasonably be expected to be inconsistent with the fiduciary duties of Marathon’s directors under applicable Law. In addition, nothing herein shall restrict Marathon from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law; provided, that the foregoing shall not permit the board of directors of Marathon to make a Marathon Change of Recommendation except as permitted by Section 4.14(e).

(c)
Marathon will as promptly as reasonably practicable (and in any event within two days after receipt) notify Uniloc of the receipt by Marathon of any Acquisition Proposal. Marathon shall notify Uniloc, in writing, of any decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to Marathon to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty four hours after such determination was reached). Marathon will (i) provide Uniloc with written notice setting forth all such information as is reasonably necessary to keep Uniloc informed in all material respects of the status and material terms of any such Acquisition Proposal and of any material amendments thereto (including negotiations contemplated by Section 4.14(b)), (ii) keep Uniloc informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to Marathon (and in any event within forty eight hours following any such changes), including by providing a copy of all written proposals relating to any Acquisition Proposal, (iii) promptly (and in any event within forty eight hours) following the provision of any non-public information of Marathon to any such Person, provide such information to Uniloc (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Uniloc and (iv) promptly (and in any event within twenty four hours of such determination) notify Uniloc of any determination by Marathon’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(d)
Subject to Sections 4.14(e) and 4.14(f), unless and until this Agreement has been terminated per Section 6.1, neither the board of directors of Marathon nor any committee thereof shall, directly or indirectly, (i)(A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Uniloc, the approval or recommendation or declaration of advisability by the board of directors of Marathon or any such committee thereof of the Marathon Share Exchange as described in Section 4.14 or (B) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Acquisition Proposal (any action described in clause (A) or (B) being referred to as a “Marathon Change of Recommendation”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Marathon to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (B) requiring it to abandon, terminate, or fail to consummate the Marathon Share Exchange or any other Transaction.

(e)
Notwithstanding the foregoing, prior to the Marathon Stockholder Meeting, Marathon’s board of directors may, if Marathon’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of Marathon’s directors under applicable Law, make a Marathon Change of Recommendation, including to approve or recommend a Superior Proposal; provided, that:

(i)
Marathon notifies Uniloc that it intends to take such action, which notice must specify the reasons for taking such action and, if applicable, the material terms and conditions of such proposal (it being understood that any amendment to the financial terms or any other material term of such proposal will require a new notice and a new three-day response period); and

(ii)
Uniloc shall not have proposed, within three Business Days after receipt of such notice from Marathon, to amend this Agreement to provide for terms which the board of directors of Marathon determines in good faith, after consultation with its outside legal counsel and financial advisors, (A) to cause the Superior Proposal to no longer constitute a Superior Proposal, if applicable, or (B) if the proposed Marathon Change of Recommendation is not in response to a Superior Proposal, that the failure to make a Marathon Change of Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of Marathon’s directors under applicable Law.

(f)
Nothing in this Agreement shall prohibit the board of directors of Marathon from (i) taking and disclosing to the stockholders of a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the stockholders of Marathon that the board of directors of Marathon determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with directors’ fiduciary duties under applicable Law; provided, that the foregoing shall not permit the board of directors of Marathon to make a Marathon Change of Recommendation except as permitted by Section 4.14(e).

4.15	Uniloc Board Recommendation; Acquisition Proposals.

(a)
Uniloc and its Affiliates will not, and will use their reasonable best efforts to cause their respective officers, directors, employees and other Representatives not to, directly or indirectly (i) initiate, solicit, or knowingly take any action to facilitate or encourage, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person concerning Uniloc’s business or properties or afford any Person other than Marathon or its Representatives access to its properties, books, or records, except as required by Law or pursuant to a governmental request for information, (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, or (iv) approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal. Uniloc will, and will direct its and its Affiliates’ Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(b)
Notwithstanding anything to the contrary contained in this Agreement, if Uniloc receives an Acquisition Proposal that has not been solicited in violation of this Agreement, Uniloc and its Representatives may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any nonpublic information to any Person or Persons (but only after any such Person enters into a customary confidentiality agreement with Uniloc which may not provide for an exclusive right to negotiate with Uniloc and may not restrict Uniloc from complying with this Section 4.15) making such Acquisition Proposal and their respective Representatives and potential sources of financing, if prior to the Uniloc Approval (i) Uniloc’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to Uniloc an Acquisition Proposal that is, or would reasonably be expected to lead to a Superior Proposal and (ii) Uniloc’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to participate in such discussions or negotiations or furnish such information, would reasonably be expected to be inconsistent with the fiduciary duties of Uniloc’s directors under applicable Law. In addition, nothing herein shall restrict Uniloc from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law; provided, that the foregoing shall not permit the board of directors of Uniloc to make a Uniloc Change of Recommendation except as permitted by Section 4.15(e).

(c)
Uniloc will as promptly as reasonably practicable (and in any event within two days after receipt) notify Marathon of the receipt by Uniloc or its Affiliates of any Acquisition Proposal. Uniloc shall notify Marathon, in writing, of any decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to Uniloc to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty four hours after such determination was reached). Uniloc will (i) provide Marathon with written notice setting forth all such information as is reasonably necessary to keep Marathon informed in all material respects of the status and material terms of any such Acquisition Proposal and of any material amendments thereto (including negotiations contemplated by Section 4.15(b)), (ii) keep Marathon informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to Marathon (and in any event within forty eight hours following any such changes), including by providing a copy of all written proposals relating to any Acquisition Proposal, (iii) promptly (and in any event within forty eight hours) following the provision of any non-public information of Uniloc to any such Person, provide such information to Marathon (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Marathon and (iv) promptly (and in any event within twenty four hours of such determination) notify Marathon of any determination by Uniloc’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(d)
Subject to Section 4.15(e), unless and until this Agreement has been terminated per Section 6.1, neither the board of directors of Uniloc nor any committee thereof shall, directly or indirectly, (i)(A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Marathon, the approval or recommendation or declaration of advisability by the board of directors of Uniloc or any such committee thereof of the Transactions or (B) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Acquisition Proposal (any action described in clause (A) or (B) being referred to as a “Uniloc Change of Recommendation”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Uniloc to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (B) requiring it to abandon, terminate, or fail to consummate the Transactions.

(e)
Notwithstanding the foregoing, prior to Uniloc EGM, Uniloc’s board of directors may, if Uniloc’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of Uniloc’s directors under applicable Law, make a Uniloc Change of Recommendation, including to approve or recommend a Superior Proposal; provided, that:

(i)
Uniloc notifies Marathon that it intends to take such action, which notice must specify the reasons for taking such action and, if applicable, the material terms and conditions of such proposal (it being understood that any amendment to the financial terms or any other material term of such proposal will require a new notice and a new three-day response period); and

(ii)
Marathon shall not have proposed, within three Business Days after receipt of such notice from Uniloc, to amend this Agreement to provide for terms which the board of directors of Uniloc determines in good faith, after consultation with its outside legal counsel and financial advisors, (A) to cause the Superior Proposal to no longer constitute a Superior Proposal, if applicable, or (B) if the proposed Uniloc Change of Recommendation is not in response to a Superior Proposal, that the failure to make such Uniloc Change of Recommendation would not reasonably be expected to be inconsistent with the fiduciary duties of Uniloc’s directors under applicable Law.

5.	Conditions.

5.1
Conditions to Each Party’s Obligation to Effect the Transactions.  The obligations of Holdco and Marathon, on the one hand, and Uniloc, on the other hand, to consummate the Transactions are subject to the satisfaction (or waiver by Marathon and Uniloc, if permissible under applicable Law) of the following conditions:

(a)	each of the Holdco Approval, Marathon Stockholder Approval and the Uniloc Approval shall have been obtained;

(b)
no Governmental Entity having jurisdiction over Holdco, Marathon or Uniloc shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the Transactions substantially on the terms contemplated by this Agreement;

(c)	all Consents, approvals or clearances listed in (i) Section 5.1(c) of the Marathon Disclosure Letter and (ii) Section 5.1(c) of the Uniloc Disclosure Letter shall have been obtained;

(d)
the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC that have not been withdrawn;

(e)
the board of directors of Holdco shall be comprised of three persons nominated by Marathon (one of whom shall be independent under the NASDAQ audit committee rules) and three persons nominated by the Uniloc (two of whom shall be independent under the NASDAQ audit committee rules) and a seventh member (who shall be independent under the NASDAQ audit committee rules) approved by a majority of the foregoing nominees;

(f)	the Restated Articles shall have been adopted;

(g)	the Ordinary Shares issuable in the Transactions shall have been authorized for listing on NASDAQ upon official notice of issuance; and

(h)	at least one month shall have elapsed following the Terms of Merger Publication Date.

5.2	Conditions to the Obligations of Uniloc. The obligations of Uniloc to consummate the Transactions are subject to the satisfaction (or waiver by Uniloc) of the following further conditions:

(a)
each of the representations and warranties of Holdco and Marathon shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period);

(b)	each of Holdco and Marathon shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c)
Uniloc shall have received a certificate signed by an authorized officer of Marathon, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions in Section 5.2(a) and Section 5.2(b) have been satisfied;

(d)
since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Marathon; provided, that clause (b) of the definition of Material Adverse Effect shall be excluded from such definition for the purpose of determining the satisfaction of this condition;

(e)	Holdco or one of its Affiliates shall have made employment offers to the former officers of Uniloc; and

(f)	the Marathon Share Exchange shall be completed at the Closing immediately following the Lux Effective Time;

5.3
Conditions to the Obligations of Marathon and Holdco.  The obligations of Marathon and Holdco to consummate the Transactions are subject to the satisfaction (or waiver by Marathon) of the following further conditions:

(a)
each of the representations and warranties of Uniloc shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct only as of such particular date or with respect to such specific period);

(b)	Uniloc shall have performed in all material respects all of the respective obligations hereunder required to be performed by Uniloc at or prior to the Closing;

(c)
Marathon shall have received a certificate signed by an authorized officer of Uniloc, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions in Section 5.3(a) and Section 5.3(b) have been satisfied;

(d)
since the date of this Agreement, there shall not have occurred a Material Adverse Effect on Uniloc; provided that, clause (b) of the definition of Material Adverse Effect shall be excluded from such definition for the purpose of determining the satisfaction of this condition;

(e)	Holdco or one of its Affiliates shall have made employment offers to former officers of Marathon;

(f)	the Contribution shall have been completed; and

(g)
Marathon shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date, to the effect that (i) the Transactions will constitute a “reorganization” within the meaning of Code Section 368(a)(1)(B); and (ii) Code Section 7874 (or any other U.S. federal Tax Law), existing regulations promulgated thereunder and official interpretation thereof as set forth in published guidance should not apply in such a manner so as to cause Holdco to be treated as a domestic corporation for U.S. federal Tax purposes. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP will be entitled to receive and rely upon certificates containing representations, warranties and covenants of officers of each of Marathon and Uniloc, reasonably satisfactory in form and substance to such counsel and reasonably necessary to the giving of such opinion. In addition, on or before the Closing Date, there shall have been no change in applicable Law (whether or not such change in Law is yet effective) with respect to Code Section 7874 (or any other U.S. federal Tax Law), or official interpretation (whether or not such change in official interpretation is yet effective) thereof as set forth in published guidance by the IRS, and there shall have been no bills that would implement such a change passed by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in each case, that, once effective, in the opinion of nationally recognized U.S. tax counsel, would cause Holdco to be treated as a domestic corporation for U.S. federal Tax purposes.

5.4
Frustration of Closing Conditions.  Neither Marathon nor Uniloc may rely, either as a basis for not consummating the Transactions or terminating this Agreement and abandoning the Transactions, on the failure of any condition in Section 5.1, 5.2 or 5.3, as the case may be, to be satisfied if such failure was proximately caused by a material breach of this Agreement by such party, or in the case of Marathon, by Marathon or Holdco.

6.	Termination.

6.1
Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated (but the right to terminate this Agreement shall not be available to a party whose breach of its obligations under this Agreement is a proximate cause of the basis for termination under this Section 6.1 that the terminating party is relying upon) and the Transactions may be abandoned at any time prior to the Closing Date, whether before or after the Marathon Stockholder Approval or the Uniloc Approval:

(a)	by the mutual consent of Marathon and Uniloc;

(b)	by either Marathon or Uniloc:

(i)
if the Closing shall not have occurred on or prior to 1 March 2016 (the “Termination Date”); provided however, that if the conditions in Section 5.1(d) shall not have been satisfied as of 15 January 2016, then (A) Holdco and Marathon or (B) Uniloc may extend the Termination Date to 31 May 2016 by providing the other party a written notice of such extension on or before the Termination Date as determined without such extension; or

(ii)
if any Governmental Entity having jurisdiction over Marathon, Uniloc or Holdco shall have issued an order, decree or ruling or taken any other action, in each case, such that the condition in Section 5.1(b) would not be satisfied, and such order, decree, ruling or other action shall have become final and non-appealable; or

(iii)
(A) if the Marathon Stockholder Meeting shall have concluded without the Marathon Stockholder Approval having been obtained or (B) if the Holdco EGM shall have concluded without the Holdco Approval having been obtained; or

(iv)	if the Uniloc EGM shall have concluded without the Uniloc Approval having been obtained.

(c)	by Marathon:

(i)
upon a breach of any covenant or agreement on the part of Uniloc, or if any representation or warranty of Uniloc shall be untrue, in any case such that the conditions in Section 5.3(a) or 5.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided, that if such breach is curable by Uniloc through the exercise of commercially reasonable efforts and Uniloc continues to exercise such commercially reasonable efforts, Marathon may not terminate this Agreement under this Section 6.1(c)(i); or

(ii)	if the board of directors of Uniloc shall have made a Uniloc Change of Recommendation or approved or recommended a Superior Proposal; or

(iii)	after termination of the renegotiation period in Section 4.14(e)(ii), immediately prior to Marathon executing and delivering a definitive agreement embodying a Superior Proposal; or

(d)	by Uniloc:

(i)
upon a breach of any covenant or agreement on the part of Marathon, or if any representation or warranty of Marathon shall be untrue, in any case such that the conditions in Section 5.2(a) or 5.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided, that if such breach is curable by Marathon through the exercise of commercially reasonable efforts and Marathon continues to exercise such commercially reasonable efforts, Uniloc may not terminate this Agreement under this Section 6.1(d)(i); or

(ii)	if the board of directors of Marathon shall have publicly disclosed a Marathon Change of Recommendation, or approved or recommended a Superior Proposal; or

(iii)	after termination of the renegotiation period in Section 4.15(e)(ii), immediately prior to Uniloc executing and delivering a definitive agreement embodying a Superior Proposal.

6.2	Effect of Termination.

(a)
If this Agreement is terminated per Section 6.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 6.1(a)), and this Agreement shall forthwith become null and void, and there shall be no damages or liability on the part of Holdco, Uniloc or Marathon or their respective directors, officers, employees, stockholders, Representatives, agents or advisors.  Section 4.11, Article 7, this Section 6.2, the Non-Disclosure Agreement and the Community of Interest Agreement shall survive termination of this Agreement. Nothing in this Section 6.2 shall relieve Marathon, Holdco or Uniloc from liability for fraud or willful and intentional (with the intent of breaching this Agreement) breach of this Agreement.

(b)
Marathon shall pay $2,500,000 (the “Termination Amount”) by wire transfer within two Business Days following termination of this Agreement per Section 6.1(c)(iii) or 6.1(d)(ii); provided, however, that such Termination Amount shall not be payable in the event of a Marathon Change of Recommendation in any way related to a change in applicable Law on or before the Closing Date (whether or not such change in Law is effective) with respect to Code Section 7874 (or any other U.S. federal Tax Law), or official interpretation (whether or not such change in official interpretation is yet effective) thereof as set forth in published guidance by the IRS, and there shall have been no bills that would implement such a change passed by the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bills has not yet elapsed, in each case, that, once effective, in the opinion of nationally recognized U.S. tax counsel, would cause Holdco to be treated as a domestic corporation for U.S. federal Tax purposes.

(c)	Uniloc shall pay the Termination Amount by wire transfer within two Business Days following termination of this Agreement per Section 6.1(c)(ii) or 6.1(d)(iii).

(d)
If this Agreement is terminated per Section 6.1(b)(iii), Marathon shall reimburse all of Uniloc’s costs associated with the Transactions (“Costs”) within two Business Days following invoice by Uniloc (in an amount up to the Termination Amount) and if Marathon enters into a definitive agreement for an Acquisition Proposal within nine months of termination of this Agreement, then Marathon shall pay by wire transfer to Uniloc the difference between the Termination Amount and Costs within two Business Days following execution of such definitive agreement.

(e)
If this Agreement is terminated per Section 6.1(b)(iv), Uniloc shall reimburse all of Marathon’s Costs within two Business Days following invoice by Marathon (in an amount up to the Termination Amount) and if Uniloc enters into a definitive agreement for an Acquisition Proposal within nine months of termination or files for a public offering within six months of termination of this Agreement, then Uniloc shall pay by wire transfer to Marathon the difference between the Termination Amount and Costs within two Business Days following execution of such definitive agreement or such filing, as the case may be.

(f)
Notwithstanding anything to the contrary in this Agreement, except for the ability to elect injunctive relief under Section 7.4(e), a party’s right to receive payment of a fee under this Section 6.2 shall, in the circumstances in which such fee is owed per this Section 6.2, constitute the sole and exclusive remedy of such party and its Affiliates (and any other Person) against any other party hereto and their Affiliates and Representatives for any losses, damages or liabilities arising out of or related to this Agreement or the support agreements (or any breach of any representation, warranty, covenant, agreement or obligation contained herein or therein and regardless of whether such breach is intentional, unintentional, willful or otherwise), the Transactions (or the abandonment thereof), the failure of the Closing to be consummated or in respect of any other agreement, document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise. Each party acknowledges that the covenants and agreements in this Section 6.2 are an integral part of the Transactions, and that without these covenants and agreements, the other party would not enter into this Agreement. All amounts not timely paid shall bear interest at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

7.	Miscellaneous.

7.1
Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any document delivered per this Agreement shall survive the Closing or the termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing or the termination of this Agreement.

7.2
Expenses.  Except as otherwise provided in Section 6.2, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Transactions are consummated.  Uniloc shall bear fifty five percent of filing fees and printing costs and Marathon shall bear forty five percent of such fees and costs.

7.3
Choice of Law.  Other than the mandatory provisions of the NRS, Luxembourg Law and Australian Law relating to the applicable corporate formalities, this Agreement and the Transactions will be governed by the laws of the State of Delaware that are applicable to contracts made in and performed solely in Delaware.

7.4	Enforcement.

(a)
Any dispute arising under, related to or otherwise involving this Agreement or the Transactions will be litigated in the Court of Chancery of the State of Delaware.  The parties agree to submit to the jurisdiction of the Court of Chancery of the State of Delaware and waive trial by jury.  The parties do not consent to mediate any disputes before the Court of Chancery.

(b)
Notwithstanding the foregoing, if there is a determination that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over any dispute arising under this Agreement, the parties agree that: (i) such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Superior Court of Delaware of and for the County of New Castle; (ii) if the Superior Court of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Complex Commercial Litigation Division of the Superior Court of the State of Delaware of and for the County of Newcastle; and (iii) if the Complex Commercial Litigation Division of the Superior Court of the State of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the United States District Court for the State of Delaware.

(c)
Each of the parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware courts in connection with any dispute arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for relief from the Delaware courts or any other court or governmental body and (iii) agrees that it will not bring any action arising under this Agreement in any court other than the Delaware courts.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS.

(d)
Process may be served in the manner specified in Section 7.5, such service will deemed effective on the date of such notice, and each party irrevocably waives any defenses or objections it may have to service in such manner.

(e)
The parties irrevocably stipulate that irreparable damage would occur if any of the provisions of this Agreement were not performed per their specific terms.  Accordingly, each party will be entitled to specific performance of the terms hereof in addition to any other remedy to which it is entitled at law or in equity.

(f)
The court shall award attorneys’ fees and expenses and costs to the substantially prevailing party in any action (including appeals) for the enforcement or interpretation of this Agreement.  If there are cross claims in such action (including appeals), the court will determine which party is the substantially prevailing party as to the action as a whole and award fees, expenses and costs to such party.

7.5
Notices.  All notices and other communications hereunder will be in writing in the English language and will be deemed given when delivered personally or by an internationally recognized courier service, such as DHL, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

(a)	If to Uniloc:	Uniloc Luxembourg, S.A.
15, rue Edward Steichen
L-2540 Luxembourg City
Luxembourg
Attention: Chief Executive Officer; or

if to Uniloc Australia:                                                                                     Uniloc Corporation Pty, Ltd.
7a Green Street
Brookvale, New South Wales
Australia
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:
 Uniloc USA, Inc.
7160 Dallas Parkway
Plano, Texas 75024
United States of America
Attention: Chief Executive Officer; and to

Gray Plant Mooty
80 South Eighth Street
500 IDS Center
Minneapolis, Minnesota 55402
United States of America
Attention: Jeffery C. Anderson

If to Holdco or Marathon:	c/o Marathon Patent Group, Inc. 11100 Santa Monica Blvd, Suite 380 Los Angeles, California 90025 United States of America Attention: Chief Executive Officer
with a copy (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, California 94301 United States of America Attention: Michael J. Mies

7.6
No Third Party Beneficiaries.  Except as provided in Section 4.7, this Agreement is solely for the benefit of the parties.  Except as provided in Section 4.7, no other Person will be entitled to rely on this Agreement or to anticipate the benefits of this Agreement as a third party beneficiary hereof.

7.7
Assignment.  No party may assign, delegate or otherwise transfer this Agreement or any rights or obligations under this Agreement in whole or in part (whether by operation of law or otherwise), without the prior written content of the other parties.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Any assignment in violation of this Section 7.7 will be null and void.

7.8
No Waiver.  No failure or delay in the exercise or assertion of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, or create an estoppel with respect to any breach of any representation, warranty or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.9
Severability.  Any term or provision hereof that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares any term or provision hereof invalid, void or unenforceable, the court or other authority making such determination will have the power to and will, subject to the discretion of such body, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7.10
Amendment.  Subject to applicable Law, the parties may (a) extend the time for the performance of obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party herein, (c) waive compliance by the other party with any of the agreements or conditions herein or (d) amend, modify or supplement this Agreement.  Any agreement on the part of a party to any such extension, waiver, amendment, modification or supplement will be valid only if in an instrument in writing signed by an authorized representative of such party.

7.11
Entire Agreement.  This Agreement, the Non-Disclosure Agreement and the Community of Interest Agreement contain the entire agreement of the parties and supersedes all prior and contemporaneous agreements, negotiations, arrangements, representations and understandings, written, oral or otherwise, between the parties with respect to the subject matter hereof.

7.12
Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by electronic copy or otherwise), each of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.  Each party need not sign the same counterpart.

7.13
Construction and Interpretation.  When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary.  Whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation”.  The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article and section references are references to the articles and sections of this Agreement, unless otherwise specified.  The plural of any defined term will have a meaning correlative to such defined term and words denoting any gender will include all genders and the neuter.  Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.  A reference to any legislation or to any provision of any legislation will include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.  If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  No prior draft of this Agreement will be used in the interpretation or construction of this Agreement.  The parties intend that each provision of this Agreement will be given full separate and independent effect.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided herein, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).  Headings are used for convenience only and will not in any way affect the construction or interpretation of this Agreement. If, for the purposes of this Agreement or obtaining judgment in any court, it is necessary to convert a sum hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures a commercial bank could purchase the first currency with such other currency on the Business Day such amount is due or the Business Day preceding that on which final judgment is given.

7.14	Definitions. For purposes of this Agreement, the following terms have the following definitions:

(a)
“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than a party or any controlled Affiliate thereof to acquire (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of securities (or options, rights to purchase or securities convertible into such securities) representing fifteen percent or more of the voting securities of such party pursuant to a merger, amalgamation, consolidation or other business combination, sale of shares, tender offer or exchange offer or similar transaction involving such party or (ii) fifteen percent (or more of the assets (including the capital stock of the Subsidiaries) of such party and its Subsidiaries, taken as a whole.

(b)	“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

(c)	“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York City or Luxembourg City are authorized or required by Law to be closed.

(d)	“Community of Interest Agreement” means the letter agreement dated 24 April 2015, by and between Marathon and Uniloc, as amended or supplemented from time to time.

(e)
“Contract” means options, warrants, calls, rights, commitments, contracts agreements, instruments, arrangements, understandings, or undertakings (whether or not there are valid defenses to their enforceability), including leases, licenses, covenants not to sue, forbearance agreements, guarantees, purchase orders, sublicenses and subcontracts.

(f)	“Converted Shares” means any and all of the Marathon Common Stock, Marathon Preferred Stock and the Uniloc Ordinary Shares.

(g)	“ERISA” means the Employee Retirement Income Security Act of 1974.

(h)
“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the applicable party would be deemed to be a single employer for purposes of section 4001 of ERISA or Section 414(b), 414(c), 414(m), 414(n) or 414(o) of the Code.

(i)	“GAAP” means generally accepted accounting principles of the applicable jurisdiction.

(j)
“Intellectual Property: means all rights worldwide in patents and patent applications and disclosures relating thereto (and any reissues, divisions, divisionals, continuations, continuation in parts, provisionals, renewals, extensions, substitutions, reexaminations, utility models or invention registrations related thereto), trademarks, trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, uniform resource locators, Internet domain names, Internet domain name applications, registered and unregistered copyrighted works, technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and all other intellectual property and proprietary rights, other than off-the-shelf computer programs, and claims and causes of action arising out of or related to infringement, misappropriation or violation of any of the foregoing.

(k)
“Knowledge” means such facts and other information that as of the date of determination are actually known to (i) with respect to Marathon, the Persons listed in Section 7.14(k) of Marathon Disclosure Letter and (ii) with respect to Uniloc, the Persons listed in Section 7.14(k) of the Uniloc Disclosure Letter.

(l)
“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

(m)
“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all Contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall (i) include attorneys’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions) and (ii) amounts that could be barred by statutes of limitations or other affirmative defenses.

(n)
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer (other than such a limitation arising under federal, state or foreign securities Laws) in respect of such property or asset. A Person shall be deemed to own subject to a lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

(o)
“Marathon Benefit Plan” means (i) each material “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each material employment, consulting, severance, change in control, retention or similar plan, agreement, arrangement or policy and (iii) each other material plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related rights, incentive or deferred compensation, paid time off, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case maintained, sponsored or contributed to by Marathon or any of its Subsidiaries or with respect to which Marathon or any of its Subsidiaries has any direct or indirect Liability.

(p)
“Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that has a material adverse change in, or material adverse effect on, (a) the business, assets, financial condition or results of operations of the party and its Subsidiaries, taken as a whole, or (b) the ability of the party to consummate the Transactions before the Termination Date; provided, however, that for purposes of clause (a) a “Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect resulting from or arising in connection with (i) conditions generally affecting the industries and markets in which the applicable party and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the Transactions, (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, (v) changes after the date of this Agreement in GAAP, in the interpretation of GAAP, or in the accounting rules and regulations of the SEC, (vi) any other action taken at the written request of the other party, (vii) any Action brought or threatened by stockholders of Uniloc or Marathon asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with disclosure documents related to the Transactions or filings with the SEC, (viii) any changes after the date of this Agreement in Law; (ix) any adverse occurrence in patent infringement Actions against third parties or inter partes review proceedings against patents of a party or its Subsidiaries or (x) any decrease or decline in the market price or trading volume of the Marathon Common Stock or any failure by Marathon to meet any projections, forecasts or revenue or earnings predictions of Marathon or of any securities analysts.

(q)	“Material Contract” means any of the following:

(i)
distributor, sales, advertising, agency, manufacturer's representative, joint or exclusive marketing or joint development or joint venture Contract, that cannot be terminated by a party or its applicable Subsidiary without penalty or future obligation within thirty days;

(ii)	Contract for the purchase of materials, supplies, equipment or services (e.g. master foundry agreements) reasonably expected to involve obligations of more than $250,000 over the life of the Contract;

(iii)	Contract under which the party or its Subsidiaries have generated or expects to generate more than ten percent of its revenues during any reporting period covered by the Financial Statements;

(iv)	severance Contracts and employment Contracts;

(v)	Contract that expires (or may be renewed at the option of any Person (other than the applicable party or its Subsidiary)) so as to expire more than one year after the date of this Agreement;

(vi)	other than commercially available shrink wrap licenses, any license or other Contract providing rights to, or based upon, any Intellectual Property rights;

(vii)	Tax sharing or Tax allocation agreement;

(viii)	agreement of guarantee, indemnification or similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(ix)	Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of business;

(x)	Contract providing for revenue sharing or other participation in future earnings;

(xi)	Contract that would be required to be filed by as a material contract of the applicable party under Item 601(b)(10) of Regulation S-K of the SEC;

(xii)
Contract that is or creates a partnership or joint venture with any other Person that is material to a party and its Subsidiaries, taken as a whole, or that relates to the formation, operation, management or control of any such partnership or joint venture;

(xiii)	Contract that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement;

(xiv)	Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for a party or its Subsidiaries;

(xv)	Contract that contains a right of first refusal, first offer or first negotiation or a call or put right with respect to any asset that is material to the party and its Subsidiaries, taken as a whole;

(xvi)
Contract that is between a party or any of its Subsidiaries, on the one hand, and any of such party or its Subsidiaries’ respective directors or officers or stockholders who own five percent or more of its equity securities;

(xvii)
Contract that is a settlement, conciliation or similar agreement with any Governmental Entity which materially (A) restricts or imposes material obligations upon a party or its Subsidiaries or (B) materially disrupts the business of such party and its Subsidiaries as currently conducted; or

(xviii)	Contract that is an exclusive license.

(r)	“Non-Disclosure Agreement” means the non-disclosure agreement, dated 24 April 2015, by and between Marathon and Uniloc, as amended or supplemented from time to time.

(s)	“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(t)
“Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) the Apache License; (ix) the Common Development and Distribution License; (x) the Eclipse Public License; and (xi) all Creative Commons “sharealike” licenses.

(u)
“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent of the aggregate voting power or (ii) of which such Person possesses more than fifty percent of the right to elect directors or Persons holding similar positions. D/A Holdings LLC and Device Authority, Inc. shall not be deemed Subsidiaries of Uniloc.

(v)
“Superior Proposal” means any Acquisition Proposal (substituting the term “one hundred percent” for the term “fifteen percent” in the instance in clause (i) where such term appears therein and substituting the term “all or substantially all” for the term “fifteen percent or more”) that the applicable company’s board of directors determines, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees and conditions to consummation) and the likelihood and timing of consummation (as compared to the transactions contemplated hereby), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal, to be more favorable from a financial point of view to the applicable party and its shareholders than the Transactions.

(w)
“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Governmental Entity or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and any amendments or attachments to any of the foregoing.

(x)
“Tax” means any and all taxes, charges, fees, levies, customs, duties or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other Governmental Entity (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

(y)
“Uniloc Benefit Plan” means (i) each material "employee benefit plan" as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each material employment, consulting, severance, change in control, retention or similar plan, agreement, arrangement or policy and (iii) each other material plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related rights, incentive or deferred compensation, paid time off, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case maintained, sponsored or contributed to by Uniloc or any of its Subsidiaries or with respect to which Uniloc or any of its Subsidiaries has any direct or indirect Liability.

(z)	“Uniloc Exchange Ratio” means (i) 5.6240 or (ii), if the USA Option is exercised, 5.3428.

The parties have executed this Agreement as of the date first written above.

MARATHON GROUP SA                                                              UNILOC LUXEMBOURG S.A.

By:  /s/ Richard S. Chernicoff                                                        By:  /s/ Craig Etchegoyen
Name:  Richard S. Chernicoff                                                         Name:  Craig Etchegoyen
Title:  Director                                                                                  Title:  CEO

MARATHON PATENT GROUP, INC.

By:    /s/ Douglas B. Croxall
Name:   Douglas B. Croxall
Title:  Chief Executive Officer

UNILOC CORPORATION PTY LIMITED

By:  /s/ Craig Etchegoyen
Name:   Craig Etchegoyen
Title:  Chairman